Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

STOCK YARDS BANCORP, INC.,

a Kentucky corporation,

H. TROUTMAN MERGER SUBSIDIARY, INC.,

a Kentucky corporation,

and

COMMONWEALTH BANCSHARES, INC.

a Kentucky corporation

August 3, 2021

Index to Defined Terms

Term	Section of the Agreement

Acquisition Proposal	5.14(b)
Advisers Act	3.30(a)
Advisor Client	5.22(a)
Advisory Contract	5.22(a)
Agreement	Preamble
Articles of Merger	1.3
Associated Person	3.30(a)
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	Recitals
Blue Sky	3.4
Board Recommendation	5.6(b)
CARES Act	3.12
CARES Act Modified Loan	5.2(n)
CBI	Preamble
CBI 401(k) Plan	5.8(f)
CBI Articles	3.1(a)
CBI Audited Financial Statements	3.6(a)
CBI Bank	Recitals
CBI Bank Common Stock	3.2(c)
CBI Bylaws	3.1(a)
CBI Benefit Plans	3.11(a)
CBI Common Stock	1.5(a)
CBI Contract	3.13(a)
CBI Disclosure Schedule	Article III
CBI Financial Statements	3.6(a)
CBI Indemnified Parties	5.9(a)
CBI Interim Financial Statements	3.6(a)
CBI Leased Properties	3.18(b)
CBI Meeting	5.6(b)
CBI Owned Properties	3.18(a)
CBI Qualified Plans	3.11(d)
CBI Real Property	3.18(b)
CBI Regulatory Agreement	3.14
CBI Restricted Stock Unit	1.6
CBI Subsidiary	3.1(b)
CBI Support Agreements	Recitals
Certificate	1.5(b)
CFTC	3.5
Chosen Courts	8.9(b)
Closing	1.2
Closing Date	1.2
2

Closing Net Equity	6.2(f)
COBRA	3.11(g)
Continuing Employees	5.8(a)
Continuing Employee Agreements	5.8(c)
Contract	3.13(a)
Controlled Group Liability	3.11(e)
D&O Insurance	5.9(b)
Data Conversion	5.21
Debentures	3.2(b)
Dissenting Shares	1.5(d)
Effective Time	1.3
Enforceability Exceptions	3.3(a)
Environmental Laws	3.16
ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Exchange Act	4.5(b)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Executive Fringe Benefits	3.11(p)
FBT	6.1(e)
FDIC	3.4
Final Claim Date	2.2(f)
Form ADV	3.30(b)
FRB	Recitals
GAAP	3.8(c)
Governmental Entity	3.4
Identified Assets	5.23
Indentures	3.2(b)
Independent Directors	5.23
Insurance Policies	3.26
Insurance Policy	3.26
Intellectual Property	3.19
Interested Director	5.23
Investment Adviser Sub	5.22(a)
Investment Advisory Services	3.30(c)
Investment Company Act	3.30(e)
Investor Agreement	6.2(i)
IRS	3.10(a)
KBCA	Recitals
KBW	3.7
KCHR	3.11(q)
KDFI	3.4
Kentucky Secretary	1.3
KFSC	Recitals
Letter of Transmittal	2.2(a)
3

Liens	3.2(d)
Loans	3.25(b)
Material Adverse Effect	3.8(c)
Materially Burdensome Regulatory Condition	5.4(c)
Merger	1.1
Merger Consideration	1.5(a)
Merger Subsidiary	Preamble
Merger Subsidiary Articles	1.4(b)
Merger Subsidiary Bylaws	1.4(b)
Merger Subsidiary Common Stock	1.8
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
NASDAQ	2.2(e)
Negative Consent Letter	5.22(b)
Non-Disclosure Agreement	5.5(b)
Notifying Party	5.12(a)
“ordinary course, consistent with past practices”	3.8(b)
OREO	3.18(d)
Outside Date	7.1(c)
Pandemic	3.8(c)
Pandemic Measures	3.8(c)
Parent-Sub Merger	1.9
Permitted Encumbrances	3.18(a)
Per Share Cash Consideration	1.5(a)
Premium Cap	5.9(b)
Proxy Statement	5.6(a)
Registration Rights Agreement	5.6(d)
Regulatory Agencies	3.5
Representatives	5.14(a)
Requisite CBI Vote	3.3(a)
Requisite Regulatory Approvals	5.4(e)
Sarbanes-Oxley Act	4.5(b)
SEC	Preamble to Article IV
Securities Act	4.5(b)
Shelf Registration Statement	5.6(d)
Specified CBI Shareholder	Recitals
SRO	3.4
Stephens	4.7
Subsequent CBI Financial Statements	5.20
Subsidiary	3.1(a)
Surviving Corporation	1.1
SYBT	Preamble
SYBT Articles	4.1(a)
SY Bank	Recitals
SYBT Benefit Plans	4.11(a)
SYBT Bylaws	4.1(a)
4

SYBT Common Stock	1.5(a)
SYBT Common Stock Closing Price	2.2(e)
SYBT Disclosure Schedule	Article IV
SYBT Equity Plan	4.2(a)
SYBT KSOP	5.8(f)
SYBT Preferred Stock	4.2(a)
SYBT Regulatory Agreement	4.14
SYBT Reports	4.5(b)
SYBT Subsidiary	4.1(b)
Takeover Statutes	3.21
Tax	3.10(c)
Tax Return	3.10(d)
Termination Fee	7.2(b)(i)
Third Party System	3.27
Unsecured Loans	5.2(n)

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AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of August 3, 2021 (“Agreement”), among Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”); H. Troutman Merger Subsidiary, Inc., a Kentucky corporation (“Merger Subsidiary”); and Commonwealth Bancshares, Inc., a Kentucky corporation (“CBI”).

Recitals

A.       CBI is a corporation organized and existing under the Kentucky Business Corporation Act (“KBCA”) that is duly registered with the Board of Governors of the Federal Reserve System (“FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). CBI owns all of the outstanding capital stock of Commonwealth Bank & Trust Company (“CBI Bank”), which is a Kentucky banking corporation duly organized and existing as a bank under the Kentucky Financial Services Code (“KFSC”).

B.       SYBT is a corporation organized and existing under the KBCA that is duly registered with the FRB as a financial holding company under the BHC Act. SYBT owns all of the outstanding capital stock of Stock Yards Bank & Trust Company (“SY Bank”), which is a Kentucky banking corporation duly organized and existing as a bank under the KFSC. SYBT also owns all of the outstanding capital stock of Merger Subsidiary, which is a corporation organized and existing under the KBCA.

C.       Subject to the terms and conditions of this Agreement, the parties intend that at the Closing (as defined below), Merger Subsidiary will merge with and into CBI, and as a result each issued and outstanding share of CBI Common Stock (as defined below) will be converted into the right to receive the Merger Consideration (as defined below).

D.       For U.S. federal income tax purposes, it is intended that the Merger and the Parent-Sub Merger (each, as defined herein), taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

E.       The parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

F.        As an inducement for SYBT to enter into this Agreement, certain directors and/or shareholders of CBI identified on Attachment A to the CBI Disclosure Schedule (the “Specified CBI Shareholders”) have entered into Support Agreements with SYBT (the “CBI Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which each Specified CBI Shareholder has agreed, among other matters, to vote all of the shares of CBI Common Stock beneficially owned by the Specified CBI Shareholder in favor of the Merger upon the terms and subject to the conditions set forth in the CBI Support Agreement.

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NOW, THEREFORE, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the KBCA, at the Effective Time, Merger Subsidiary shall merge with and into CBI (the “Merger”), with CBI surviving the Merger as a direct, wholly owned Subsidiary of SYBT (hereinafter sometimes referred to in such capacity and prior to the Parent-Sub Merger as the “Surviving Corporation”).  CBI shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Kentucky until the Parent-Sub Merger. Upon consummation of the Merger, the separate corporate existence of Merger Subsidiary shall terminate.

Section 1.2 The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 2:00 pm, Louisville, Kentucky time, on a date which is no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties hereto (the “Closing Date”).

Section 1.3 Effective Time.  The Merger shall become effective as set forth in the articles of merger with respect to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Kentucky on the Closing Date (the “Kentucky Secretary”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

Section 1.4 Effect of the Merger.

(a)       From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CBI and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of CBI and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

(b)       At the Effective Time, (i) the Articles of Incorporation of CBI shall be amended to be consistent with the Articles of Incorporation of the Merger Subsidiary (the “Merger Subsidiary Articles”), as in effect at the Effective Time, and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, and (ii) the Bylaws of CBI shall be amended to be consistent with the Bylaws of the Merger Subsidiary (the “Merger Subsidiary Bylaws”), as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

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(c)       The members of the Board of Directors of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the members of the Board of Directors of the Surviving Corporation at the Effective Time.

(d)       The officers of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation at the Effective Time.

Section 1.5 Conversion of CBI Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of SYBT, CBI, Merger Subsidiary or the holder of any of the following shares of capital stock:

(a)       Subject to Section 2.2(e), each share of common stock, no par value (the “CBI Common Stock”), of CBI issued and outstanding immediately prior to the Effective Time (except for shares of CBI Common Stock (A) owned by CBI or SYBT (other than shares (x) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (y) held, directly or indirectly, as a result of debts previously contracted) or (B) that are Dissenting Shares), shall be converted into (i) 0.9267 shares (the “Exchange Ratio”) of common stock, no par value, of SYBT (the “SYBT Common Stock”) and (ii) the right to receive, without interest, $11.20 in cash (the “Per Share Cash Consideration” and, together with the shares of SYBT Common Stock referenced in clause (i), the “Merger Consideration”).

(b)       All of the shares of CBI Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CBI Common Stock) previously representing any shares of CBI Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including a certificate (it being understood that any reference herein to a “certificate” representing shares of SYBT Common Stock shall be deemed to include, unless the context otherwise requires, reference to book-entry account statements relating to the ownership of shares of SYBT Common Stock) representing the number of whole shares of SYBT Common Stock and the Per Share Cash Consideration which the applicable shares of CBI Common Stock represented by the Certificate have been converted into the right to receive pursuant to Section 1.5(a), (ii) cash in lieu of fractional shares which the shares of CBI Common Stock represented by the Certificate have been converted into the right to receive pursuant to Section 1.5(a) and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of CBI Common Stock shall be exchanged for the Merger Consideration and the other amounts specified in the immediately preceding sentence upon the surrender of the Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of SYBT Common Stock or CBI Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there has been any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give CBI’s shareholders the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit CBI or SYBT to take any action with respect to the outstanding shares of SYBT Common Stock or CBI Common Stock, as applicable, that is expressly prohibited by the terms of this Agreement.

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(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of CBI Common Stock that are owned by CBI or SYBT (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of CBI Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of CBI Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. CBI will give SYBT prompt notice of any notices of intent to demand payment under the KBCA received by CBI with respect to shares of CBI Common Stock. Prior to the Effective Time, CBI will not, except with the prior written consent of SYBT or as required by applicable law, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 1.5(d).

Section 1.6 Treatment of Restricted Stock Units. At the Effective Time, each award of a CBI Restricted Stock Unit subject to vesting, repurchase or other lapse restriction (a “CBI Restricted Stock Unit”), whether vested or unvested, that was outstanding as of the date of this Agreement and remains outstanding as of immediately prior to the Effective Time shall fully vest and be cancelled and converted automatically (without any further action on part of the applicable holder) into the right to receive a payment in cash with respect to each CBI Restricted Stock Unit, without interest, equal to the per-share Merger Consideration.  SYBT shall issue the consideration described in this Section 1.6 corresponding to CBI Restricted Stock Units, less applicable Tax withholdings, within 60 days following the Effective Time; subject to each holder of a CBI Restricted Stock Unit signing and not revoking a full general release of claims within 50 days following the Effective Time. At or prior to the Effective Time, CBI, the Board of Directors of CBI and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

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Section 1.7 SYBT Common Stock.  At and after the Effective Time, each share of SYBT Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of SYBT and shall not be affected by the Merger.

Section 1.8 Merger Subsidiary Common Stock. At and after the Effective Time, each share of common stock of Merger Subsidiary, no par value per share (the “Merger Subsidiary Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

Section 1.9 Parent-Sub Merger.  Following the Merger, SYBT currently intends to cause the Surviving Corporation to be merged with and into SYBT pursuant to a short-form, parent-subsidiary merger in accordance with Section 271B.11-040 of the KBCA (the “Parent-Sub Merger”), with SYBT surviving the Parent-Sub Merger and continuing to exist under the name “Stock Yards Bancorp, Inc.” SYBT anticipates that the Parent-Sub Merger will occur immediately after the occurrence of the Merger. Following the Parent-Sub Merger, the separate corporate existence of the Surviving Corporation shall cease.

Section 1.10 Bank Merger. Immediately following the Parent-Sub Merger, or at such later time as SYBT may determine, CBI Bank will merge with and into SY Bank (the “Bank Merger”).  SY Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of CBI Bank shall cease.  The Bank Merger shall be implemented pursuant to an Agreement and Plan of Bank Merger, in a form attached to this Agreement as Exhibit B (the “Bank Merger Agreement”). CBI shall cause CBI Bank, and SYBT shall cause SY Bank, to execute all articles of merger and all other agreements, documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Merger or at a later time as SYBT may determine.

ARTICLE II
EXCHANGE OF SHARES

Section 2.1 Availability of Merger Consideration.  At or prior to the Effective Time, SYBT shall deposit, or shall cause to be deposited, with a third party exchange agent (who is reasonably acceptable to SYBT and CBI) (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates or, at SYBT’s option, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of SYBT Common Stock to be issued to holders of CBI Common Stock, (ii) cash in an aggregate amount necessary to pay the aggregate Per Share Cash Consideration, and (iii) cash in lieu of fractional shares (the cash and certificates for shares of SYBT Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of CBI Common Stock.

Section 2.2 Exchange of Shares.

(a)       As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, SYBT shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of CBI Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal in a form reasonably acceptable to SYBT and CBI (the “Letter of Transmittal”). The Letter of Transmittal will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and will contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (and any cash in lieu of fractional shares) which the shares of CBI Common Stock represented by the Certificate or Certificates have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Except with respect to Dissenting Shares, upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with the properly completed Letter of Transmittal, duly executed, the holder of the Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of SYBT Common Stock to which the holder of CBI Common Stock has become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the Per Share Cash Consideration and any cash in lieu of fractional shares which the holder has the right to receive in respect of the shares of CBI Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Per Share Cash Consideration or any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

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(b)       No dividends or other distributions declared with respect to SYBT Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender the Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any dividends or other distributions, without any interest thereon, which had become payable with respect to the whole shares of SYBT Common Stock which the shares of CBI Common Stock represented by the applicable Certificate have been converted into the right to receive.

(c)       If any certificate representing shares of SYBT Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance of the certificate representing shares of SYBT Common Stock that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting the exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of SYBT Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no transfers on the stock transfer books of CBI of the shares of CBI Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing shares of CBI Common Stock that were issued and outstanding immediately prior to the Effective Time are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares as provided in this Article II, as well as any dividends or distributions to be paid pursuant to Section 2.2(b).

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(e)       Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of SYBT Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to SYBT Common Stock shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SYBT.  In lieu of the issuance of any fractional share, SYBT shall pay to each former shareholder of CBI who otherwise would be entitled to receive the fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of SYBT Common Stock on The NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day preceding the Closing Date (“SYBT Common Stock Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of SYBT Common Stock which the holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)       Any portion of the Exchange Fund that remains unclaimed by the shareholders of CBI as of the date that is twelve (12) months after the date on which the Effective Time occurs (the “Final Claim Date”) shall be paid to SYBT.  Any former shareholder of CBI that has not prior to the Final Claim Date complied with this Article II shall thereafter look only to SYBT for payment of the Merger Consideration, cash in lieu of fractional shares and any unpaid dividends and distributions on SYBT Common Stock deliverable in respect of each former share of CBI Common Stock the former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of SYBT, CBI, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of CBI Common Stock for any amount delivered in good faith to a public official at the proper time pursuant to applicable abandoned property, escheat or similar laws.

(g)       Each of SYBT and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by SYBT or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by SYBT or the Exchange Agent to the appropriate Governmental Entity and (ii) will be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)       In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen or destroyed and, if required by SYBT, the posting by person claiming of a bond in an amount as SYBT may determine is reasonably necessary as indemnity against any claim that may be made against SYBT with respect to the Certificate, the Exchange Agent will issue in exchange for the lost, stolen or destroyed Certificate the Merger Consideration, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CBI

Except as disclosed in the disclosure schedule delivered by CBI to SYBT concurrently herewith (the “CBI Disclosure Schedule”) (provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), CBI hereby represents and warrants to SYBT as follows:

Section 3.1 Corporate Organization.

(a)       CBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a bank holding company duly registered with the FRB under the BHC Act.  CBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  CBI is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.  As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act.  True and complete copies of the Articles of Incorporation, as amended, of CBI (the “CBI Articles”), and the Bylaws of CBI, as amended (the “CBI Bylaws”), as in effect as of the date of this Agreement, have previously been made available by CBI to SYBT.

(b)       Except, in the case of clauses (ii) and (iii) only, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, each Subsidiary of CBI (a “CBI Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or other applicable entity power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any CBI Subsidiary to pay dividends or distributions except, in the case of a CBI Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similar regulated entities.  Section 3.1(b) of the CBI Disclosure Schedule sets forth a true and complete list of all CBI Subsidiaries as of the date hereof.

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Section 3.2 Capitalization.

(a)       The authorized capital stock of CBI consists of 3,500,000 shares of CBI Common Stock, no par value.  As of the date of this Agreement, there were (i) 2,767,025 shares of CBI Common Stock issued and outstanding, and (ii) no shares of CBI Common Stock reserved for issuance pursuant to future grants of CBI Restricted Stock Units.  As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of CBI issued, reserved for issuance or outstanding. At the Effective Time, there will be no more than 2,767,025 shares of CBI capital stock issued and outstanding.

(b)       All of the issued and outstanding shares of CBI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CBI may vote.  Except for (i) the Floating Rate Junior Subordinated Debt Securities Due 2034 (the “2034 Debentures”) relating to the Indenture, dated December 19, 2003 (the “2003 Indenture”), between CBI and Wilmington Trust Company, as Trustee, (ii) the Floating Rate Junior Subordinated Notes Due 2035 (the “2035 Debentures”) relating to the Indenture, dated December 15, 2005 (the “2005 Indenture”), between CBI and Wilmington Trust Company, as Trustee, and (iii) the Junior Subordinated Debt Securities due 2037 (the “2037 Debentures” and, collectively with 2034 Debentures and the 2035 Debentures, the “Debentures”) relating to the Indenture, dated June 28, 2007 (the “2007 Indenture” and, collectively with the 2003 Indenture and the 2005 Indenture, the “Indentures”), between CBI and LaSalle Bank National Association, as Trustee, no trust preferred or subordinated debt securities of CBI or any CBI Subsidiary are issued or outstanding.  Except for any ungranted and unissued CBI Restricted Stock Units, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating CBI to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities, and there are no other equity based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of CBI or any CBI Subsidiaries) outstanding.  Except for the CBI Support Agreements and the CBI Shareholders Agreement initially dated December 6, 2007, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of CBI Common Stock or other equity interests of CBI.  No CBI Subsidiary owns any shares of capital stock of CBI. There are no more than 35 holders of CBI Common Stock who are not accredited investors (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Each holder of CBI Common Stock who is not an accredited investor, either alone or with his purchaser representative(s) (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (i) has such knowledge and experience in financial and business matters that the holder is capable of evaluating the merits and risks of the prospective investment in SYBT Common Stock, and (ii) is listed on Section 3.2(b) of the CBI Disclosure Schedule.

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(c)       The authorized capital stock of CBI Bank consists of 15,000 shares of common stock, par value $30.00 per share, of CBI Bank (the “CBI Bank Common Stock”). As of the date of this Agreement, there were 5,010 shares of CBI Bank Common Stock issued and outstanding, and 100% of the issued and outstanding shares of CBI Bank Common Stock are directly owned by CBI.  As of the date of this Agreement, except as set forth in the immediately preceding sentence, there are no other shares of capital stock or other voting securities of CBI Bank issued, reserved for issuance or outstanding. All of the issued and outstanding shares of CBI Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d)       Without limitation of the provisions of Section 3.2(c) above with respect to CBI Bank, CBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CBI Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”) except for those items set forth on Section 3.2(d) of the CBI Disclosure Schedule and those restrictions that arise under applicable securities laws, and all of the owned shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No CBI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of the Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Subsidiary.

Section 3.3 Authority; No Violation.

(a)       CBI has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of CBI.  The Board of Directors of CBI has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CBI and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to CBI’s shareholders for approval (with the CBI Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CBI Common Stock (the “Requisite CBI Vote”), and the adoption and approval of the Bank Merger Agreement by CBI as its sole shareholder, no other corporate proceedings on the part of CBI are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CBI and (assuming due authorization, execution and delivery by SYBT) constitutes a valid and binding obligation of CBI, enforceable against CBI in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

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(b)       Except as set forth in Section 3.3(b) of the CBI Disclosure Schedule, neither the execution and delivery of this Agreement by CBI nor the consummation by CBI of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by CBI with any of the terms or provisions hereof, will (i) violate any provision of the CBI Articles or CBI Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBI or any CBI Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of CBI or any CBI Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBI or any CBI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, reimbursements or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.

Section 3.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of the applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), and approval of the applications, filings, and notices, (c) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of CBI (inclusive of Fannie Mae and Freddie Mac), and approval of the applications, filings, and notices, (d) the filing of applications, filings and notices, as applicable, with the Kentucky Department of Financial Institutions (“KDFI”) in connection with the Merger and the Bank Merger and approval of the applications, filings and notices, (e) the filing of the Articles of Merger with the Kentucky Secretary pursuant to the KBCA, and the filing of the Bank Merger Certificates, (f) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D promulgated under the Securities Act (g) any filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SYBT Common Stock pursuant to this Agreement and the resale of shares of SYBT Common Stock pursuant to the Shelf Registration Statement in accordance with the requirements of Section 5.6(d), (h) the filing of applications, filings and notices, as applicable, with any self-regulatory organization (“SRO”), (i) any approvals and notices required with respect to the SYBT Common Stock to be issued as part of the Merger Consideration under the rules of NASDAQ, and (j) the filing with the SEC of the Shelf Registration Statement in accordance with the requirements of Section 5.6(d), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority, instrumentality, or Regulatory Agency (each a “Governmental Entity”) are necessary in connection with (1) the execution and delivery by CBI of this Agreement or (2) the consummation by CBI of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, CBI is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

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Section 3.5 Reports. CBI and each CBI Subsidiary has timely filed or furnished all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2018 with (i) any state regulatory authority (including without limitation the KDFI), (ii) the FRB, (iii) the FDIC, (iv) the SEC, (v) the United States Commodity Futures Trading Commission (“CFTC”), and (vi) any SRO ((i) — (vi), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish, as applicable, such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.  Subject to Section 8.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course, consistent with past practices of CBI and the CBI Subsidiaries (and except as otherwise disclosed in the CBI Disclosure Schedule), (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CBI, investigation into the business or operations of CBI or any of its Subsidiaries since January 1, 2018, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBI or any CBI Subsidiary and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CBI or any CBI Subsidiary since January 1, 2018, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.

Section 3.6 Financial Statements.

(a)       CBI has delivered to SYBT true and complete copies of (i) the consolidated audited statements of financial condition (including related notes and schedules, if any) of CBI as of December 31, 2020 and the related audited statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for the years ended December 31, 2020 and 2019 (the “CBI Audited Financial Statements”) and (ii) the monthly consolidated unaudited balance sheets and related statements of income (including related notes and schedules, if any) of CBI for the quarterly periods beginning on January 1, 2021 and ending on the last day of the month immediately preceding the month in which the Effective Time occurs (the “CBI Interim Financial Statements”) (the CBI Audited Financial Statements and CBI Interim Financial Statements, collectively, the “CBI Financial Statements”). The CBI Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, in all material respects, the books and records of CBI and the CBI Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CBI and the CBI Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied in all material respects with applicable regulatory accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in the statements or in the notes thereto.  The books and records of CBI and the CBI Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe LLP has not resigned (or informed CBI that it intends to resign) or been dismissed as independent public accountants of CBI as a result of or in connection with any disagreements with CBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, neither CBI nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of CBI, except for those liabilities that are reflected or reserved against in the CBI Financial Statements and for liabilities incurred in the ordinary course, consistent with past practices, since March 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)       The records, systems, controls, data and information of CBI and the CBI Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBI or the CBI Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI. CBI (i) has implemented and maintains disclosure controls and procedures to ensure that material information related to CBI, including CBI Subsidiaries, is made known to the chief executive officer and chief financial officer of CBI by others within those entities as appropriate to allow timely decisions regarding controls, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CBI’s outside auditors and the audit committee of CBI’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect CBI’s ability to record, process, summarize, and report financial information, and (B) to the knowledge of CBI, any fraud, whether or not material, that involves management or other employees who have a significant role in CBI’s internal control over financial reporting. These disclosures were previously provided to SYBT.

(d)       Since January 1, 2018, (i) neither CBI nor any of the CBI Subsidiaries, nor, to the knowledge of CBI, any director, officer, auditor, accountant or representative of CBI or any of the CBI Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CBI or any CBI Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBI or any of the CBI Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CBI or any CBI Subsidiary, whether or not employed by CBI or any of the CBI Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CBI or any CBI Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of CBI or any CBI Subsidiary or any committee thereof, or to the knowledge of CBI, to any director or officer of CBI or any CBI Subsidiary.

Section 3.7 Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”), neither CBI nor any CBI Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  CBI has disclosed to SYBT prior to the date hereof the aggregate fees provided for in connection with the engagement by CBI of KBW related to the Merger and the other transactions contemplated hereby.

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Section 3.8 Absence of Certain Changes or Events.

(a)       Since December 31, 2020, there has not been a Material Adverse Effect on CBI.

(b)       Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2020, CBI the CBI Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practices. For purposes of this Agreement, the term “ordinary course, consistent with past practices” with respect to any party to this Agreement shall take into account the commercially reasonable actions taken by the party and its Subsidiaries in response to the Pandemic and the Pandemic Measures.

(c)       As used in this Agreement, the term “Material Adverse Effect” means, with respect to SYBT, CBI or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of the party and/or any of its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional (1) political conditions (including the outbreak or escalation of hostilities, war (whether or not declared), acts of terrorism or cyberterrorism, civil disobedience, sabotage, cyberattack or any local, national or international political, labor or social conditions or government shutdowns) or (2) economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, where in the case of both (1) and (2) the applicable conditions affect the financial services industry generally and do not specifically relate to the party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, or (except in the case of representations contained in Sections 3.3(b), 3.4, 3.11(j), 4.3(b) and 4.4) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of SYBT’s common stock, in and of itself, or the failure, in and of itself, to meet earnings projections or internal financial forecasts, projections, estimates or predictions (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B), (C), (D) and (G), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its Subsidiaries operate); or (ii) the ability of either party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variations or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

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Section 3.9 Legal Proceedings.

(a)       Except as set forth in Section 3.9 of the CBI Disclosure Schedule, neither CBI nor any of the CBI Subsidiaries is a party to any, and there are no pending or, to CBI’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBI or any of the CBI Subsidiaries that is reasonably expected to be material to CBI or any of the CBI Subsidiaries, or that is against any of their respective current or, to CBI’s knowledge, former directors or executive officers, or of a material nature challenging the validity or propriety of the transactions contemplated by this Agreement, and to CBI’s knowledge, there is no basis for any such legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations.

(b)       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon CBI, any of the CBI Subsidiaries or the assets of CBI or any of the CBI Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to CBI or the CBI Subsidiaries taken as a whole.

Section 3.10 Taxes and Tax Returns.

(a)       Each of CBI and the CBI Subsidiaries has duly and timely filed (taking into account all applicable extensions) all federal and state Tax Returns, and all other material Tax Returns, in all jurisdictions in which Tax Returns are required to be filed by it, and all the Tax Returns are true, correct and complete in all material respects.  Neither CBI nor any of the CBI Subsidiaries is the beneficiary of any extension of time within which to file any federal or state Tax Return or other material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course, consistent with past practices).  All federal and state Taxes and all other material Taxes of CBI and the CBI Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of CBI and the CBI Subsidiaries has withheld and paid all federal and state Taxes and all other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The balance sheet for CBI and the CBI Subsidiaries reflects all liability for unpaid federal and state Taxes and other material unpaid Taxes of CBI and the CBI Subsidiaries for periods (or portions of periods) through the date of such balance sheet. Except as may be disclosed in Section 3.10 of the CBI Disclosure Schedule, neither CBI nor any of the CBI Subsidiaries has granted any extension or waiver of the limitation period applicable to any federal or state Tax or other material Tax that remains in effect.  The federal income Tax Returns of CBI and the CBI Subsidiaries for all years to and including 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither CBI nor any of the CBI Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the knowledge of CBI, threatened, disputes, claims, audits, examinations or other proceedings regarding any federal or state Tax or other material Tax of CBI and the CBI Subsidiaries or the assets of CBI and the CBI Subsidiaries.  CBI has made available to SYBT true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither CBI nor any of the CBI Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than an agreement or arrangement exclusively between or among CBI and the CBI Subsidiaries).  Neither CBI nor any of the CBI Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was CBI) or (ii) has any liability for the Taxes of any person (other than CBI or any of the CBI Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither CBI nor any of the CBI Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither CBI nor any of the CBI Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has CBI been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

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(b)       Since January 1, 2008, and at all times subsequent to this date, CBI has been an S corporation as defined in Code Section 1361, for which a valid election pursuant to Code Section 1362(a) or comparable provisions of state or local law to be treated as an S corporation has been made and which has never been revoked or terminated, and CBI is not and has not been subject to either the built-in-gains Tax under Code Section 1374 or the passive income Tax under Code Section 1375. CBI has properly filed Tax Returns and paid and discharged any liabilities for Taxes in any states or localities in which CBI is subject to Tax. Since January 1, 2008, and at all times subsequent to this date, CBI Bank has been a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B), which election has never been revoked or terminated.

(c)       As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, bank, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

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(d)       As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11 Employees and Employee Benefit Plans.

(a)       Section 3.11(a) of CBI Disclosure Schedule sets forth (i) a true, correct and complete list of all material CBI Benefit Plans, and (ii) a true, correct, complete, and detailed statement of the amount payable under each CBI Benefit Plan (including without limitation under each CBI Benefit Plan with respect to restricted stock or restricted stock units, changes in control (and related agreements, plans, or arrangements), deferred compensation, and retention and other bonuses, but excluding under any CBI Qualified Plans or health and welfare plans).  For purposes of this Agreement, “CBI Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and any other plan, fund or program, whether or not subject to ERISA that provides perquisites, bonuses, working condition fringe benefits or other types of compensation other than regular base salary for time worked, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance (including split dollar life insurance), retirement, savings, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by, or required to be contributed to, CBI or any of the CBI Subsidiaries or to which CBI or any of the CBI Subsidiaries is a party or has any current or future obligations, for the benefit of any current or former employee, officer, or independent contractor or director of CBI or any of the CBI Subsidiaries.

(b)       CBI has heretofore made available to SYBT true and complete copies of (i) each CBI Benefit Plan written document, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to the CBI Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination or advisory letter relating to the CBI Benefit Plan that is a “pension plan” as defined in ERISA, and (D) the most recently prepared actuarial report (defined benefit plans) or allocation and compliance report (for defined contribution retirement plans) for any CBI Benefit Plan.

(c)       Each CBI Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not reasonably be expected to result in any material liability. Neither CBI nor any of the CBI Subsidiaries has, within the prior three years, taken any material self-corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any CBI Benefit Plan.

(d)       The IRS has issued a favorable determination or advisory letter with respect to each CBI Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CBI Qualified Plans”) and the related trust, which letter has not been revoked (nor to the knowledge of CBI has revocation been threatened), and there are no existing circumstances and no amendments to such plans nor variations between such plans’ terms and operation that have occurred that would reasonably be expected to adversely affect the qualified status of any CBI Qualified Plan or the related trust. Neither CBI or any of the CBI Subsidiaries has engaged in any transaction in connection with a CBI Qualified Plan which any of them would be subject either to a material civil penalty assessed pursuant to Section 502 of ERISA or a material tax imposed by Section 4975 of the Code.

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(e)       No CBI Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.  During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by CBI or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of CBI, no condition exists that presents a material risk to CBI or its ERISA Affiliates of incurring any such liability.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.  For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)       None of CBI, any of the CBI Subsidiaries, or any of their respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to (i) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code.

(g)       Neither CBI nor any of the CBI Subsidiaries sponsors any employee benefit plan or has any obligation with respect to an arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code (“COBRA”). CBI and each CBI Subsidiary has complied and are in compliance, in all material respects, with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”) and they have not incurred (whether or not assessed), nor are reasonably expected to incur or to be subject to, any tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code.

(h)       All contributions required to be made to any CBI Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any CBI Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CBI except as, either individually or in the aggregate, would not reasonably be expected to be material to CBI and the CBI Subsidiaries taken as a whole.

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(i)       There are no pending or threatened claims (other than claims for benefits in the ordinary course, consistent with past practices), lawsuits, arbitrations, or similar proceedings, that have been asserted or instituted, and, to the knowledge of CBI, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against CBI Benefit Plans, any fiduciaries thereof with respect to their duties to CBI Benefit Plans or the assets of any of the trusts under any of the CBI Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to CBI and the CBI Subsidiaries taken as a whole.

(j)       Except as set forth on Section 3.11(j) of the CBI Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other consummation of the transactions event) (i) result in, cause the vesting, exercisability or delivery of, cause CBI or any of the CBI Subsidiaries to transfer or set aside any assets to fund any material benefits under any CBI Benefit Plan, (ii) result in any increase in the amount or value of, any payment, right or other benefit to any employee or director of CBI or any of the CBI Subsidiaries, (iii) result in any limitation on the right of CBI or any of the CBI Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CBI Benefit Plan or related trust; (iv) obligate CBI or any of the CBI Subsidiaries to pay separation, severance, termination, retention or similar payments or benefits; or (v) result in any payment or benefit that may, individually or in combination with any other such payment, be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(k)       Neither CBI nor any of the CBI Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)       Each CBI Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 so as not to trigger income taxation until the date of payment, and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(m)       There are no pending or, to the knowledge of CBI, threatened labor grievances or charges against CBI or any of the CBI Subsidiaries, or any strikes or other labor disputes against CBI or any of the CBI Subsidiaries.  Neither CBI nor any of the CBI Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of CBI or any of the CBI Subsidiaries and, to the knowledge of CBI, there are no organizing efforts by any union or other group seeking to represent any employees of CBI and its Subsidiaries.

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(n)       CBI and each CBI Subsidiary has classified all individuals who perform services for them correctly under each CBI Benefit Plan, ERISA, the Code and all other applicable Laws as common law employees, independent contractors or leased employees, and no individual who performs or who has performed services for CBI or any of the CBI Subsidiaries in any capacity has been improperly excluded from participating in any CBI Benefit Plans.

(o)       To the extent that CBI or a CBI Subsidiary owns individual life insurance policies of lives of current or former employees, all such policies were purchased only after the disclosure and consents required under Code Section 101(j) were obtained and all such consents have been provided to SYBT.

(p)       CBI and every CBI Subsidiary has substantiated the use of and properly withheld and reported Taxes related to fringe benefits and perquisites including, but not limited to, company-owned automobiles, company credit cards, and payment of club dues for employees of CBI and every CBI Subsidiary (“Executive Fringe Benefits”) and has made available to SYBT documentation, policies, and procedures for such Executive Fringe Benefits.

(q)       CBI and each of the CBI Subsidiaries are and have been since January 1, 2018, in material compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) to the knowledge of CBI, CBI and each of the CBI Subsidiaries are not engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against CBI or any of the CBI Subsidiaries pending or, to the knowledge of CBI, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC), the Kentucky Commission on Human Rights (“KCHR”), the Kentucky Labor Cabinet (or Kentucky OSH) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

Section 3.12 Compliance with Applicable Law.  CBI and each of the CBI Subsidiaries hold, and have held at all times since January 1, 2018, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, and, to the knowledge of CBI, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  CBI and each of its Subsidiaries have, since January 1, 2018, complied in all material respects with, and are not in material default or violation under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CBI or any of the CBI Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act.  For purposes of this Agreement, "CARES Act" means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic. CBI Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, none of CBI, or the CBI Subsidiaries, or to the knowledge of CBI, any director, officer, employee, agent or other person acting on behalf of CBI or any of the CBI Subsidiaries has, directly or indirectly, (a) used any funds of CBI or any of the CBI Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CBI or any of the CBI Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of CBI or any of the CBI Subsidiaries, (e) made any fraudulent entry on the books or records of CBI or any of the CBI Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CBI or any of the CBI Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CBI or any of the CBI Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

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Section 3.13 Certain Contracts; Change in Business Relationships.

(a)       Except as set forth in Section 3.13(a) of the CBI Disclosure Schedule, as of the date hereof, neither CBI nor any CBI Subsidiary is a party to or bound by any contract, arrangement, commitment, understanding or agreement (whether written or oral) (a “Contract”), (i) which contains a provision that limits (or purports to limit) in any material respect the ability of CBI or its affiliates (or, following the Closing, the Surviving Corporation or its affiliates) to engage or compete in any business (including geographic restrictions and preferential arrangements), (ii) with or to a labor union or guild (including any collective bargaining agreement), (iii) other than extensions of credit, other banking products offered by CBI and the CBI Subsidiaries or derivatives, which creates future payment obligations to or from CBI or the CBI Subsidiaries in excess of $100,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CBI or the CBI Subsidiaries, taken as a whole, (v) for any joint venture, partnership or similar agreement material to CBI or the CBI Subsidiaries, (vi) that requires CBI or the CBI Subsidiaries to sell or purchase goods or services on an exclusive basis or make referrals of business to any person on an exclusive basis, (vii) that relates to the acquisition or disposition of any business, capital stock or material assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining obligations (other than customary obligations relating to the indemnification of directors and officers), (viii) that relates to any real property leased, subleased, licensed or occupied by CBI or the CBI Subsidiaries as lessee, sublessee, licensee or occupant and provides for annual payments by CBI or its Subsidiaries in excess of $100,000, or (ix) which contains any material “clawback” or similar provision or undertaking requiring the reimbursement, repayment, or refund of any fees, credits, rebates, or similar amounts.  Each Contract of the type described in Section 3.13(a)(i)-(ix) (excluding any CBI Benefit Plan), whether or not set forth in the CBI Disclosure Schedule, is referred to herein as a “CBI Contract,” and neither CBI nor any of the CBI Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.

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(b)       In each case, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, with respect to each CBI Contract: (i) the CBI Contract is valid and binding on CBI or one of the CBI Subsidiaries, as applicable, and in full force and effect, (ii) CBI and each of the CBI Subsidiaries has performed all material obligations required to be performed by it to date under the CBI Contract, (iii) to CBI’s knowledge, each third-party counterparty to the CBI Contract has performed all material obligations required to be performed by it to date under the CBI Contract, and (iv) to CBI’s knowledge, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of CBI or any of the CBI Subsidiaries under the CBI Contract. True, correct, and complete copies of each CBI Contract, including all amendments or modifications thereto to date, have been made available to SYBT.

(c)       None of CBI or any CBI Subsidiary has received notice (whether written or, to the knowledge of CBI, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (i) that any customer, agent, representative, supplier, vendor or business referral source of CBI or any CBI Subsidiary intends to discontinue, diminish or change its relationship with CBI or any CBI Subsidiary, the effect of which would be material to the business, assets, operations, or financial condition of CBI or any CBI Subsidiary, or (ii) that any executive officer of CBI or any CBI Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets, operations, or financial condition of CBI or any CBI Subsidiary.

Section 3.14 Agreements with Regulatory Agencies.  Subject to Section 8.15, except as otherwise disclosed in the CBI Disclosure Schedule, neither CBI nor any of the CBI Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CBI Disclosure Schedule, a “CBI Regulatory Agreement”), nor has CBI or any of its Subsidiaries been advised in writing or, to the knowledge of CBI, otherwise since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any CBI Regulatory Agreement.

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Section 3.15 Risk Management Instruments. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of CBI, any of the CBI Subsidiaries or for the account of a customer of CBI or one of the CBI Subsidiaries, were entered into in the ordinary course, consistent with past practices, and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CBI or one of the CBI Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) CBI and each of the CBI Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to CBI’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.16 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI or as set forth in Section 3.16 of the CBI Disclosure Schedule, CBI and the CBI Subsidiaries are in compliance, and have at all times been in compliance, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common law, and agency requirements relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of CBI any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CBI or any of the CBI Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against CBI or any of the CBI Subsidiaries, which liability or obligation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI. To CBI’s knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI.

Section 3.17 Investment Securities and Commodities.

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(a)       Each of CBI and the CBI Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the CBI Financial Statements or to the extent the securities or commodities are pledged in the ordinary course, consistent with past practices, to secure obligations of CBI or the CBI Subsidiaries.  Such securities and commodities are valued on the books of CBI in accordance with GAAP in all material respects.

(b)       CBI and the CBI Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that CBI believes are prudent and reasonable in the context of such businesses, and, to the knowledge of CBI, CBI and the CBI Subsidiaries have been in compliance with such policies, practices and procedures in all material respects since January 1, 2018.  Prior to the date of this Agreement, CBI has made available to SYBT the material terms of the applicable policies, practices and procedures.

Section 3.18 Real Property.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI or as set forth in Section 3.18 of the CBI Disclosure Schedule:

(a)       CBI or a CBI Subsidiary, as applicable, has good and marketable title to all the real property reflected in the latest audited balance sheet included in the CBI Reports as being owned by CBI or a CBI Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course, consistent with past practices) (the “CBI Owned Properties”), free and clear of all Liens, except for (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at the properties, (iv) imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at the properties and (v) encumbrances set forth in Section 3.18(a)(v) of the CBI Disclosure Schedule (clauses (i) through (v), collectively, “Permitted Encumbrances”). Except as set forth in Section 3.18(a) of the CBI Disclosure Schedule, none of the CBI Owned Properties is subject to any lease, option to purchase, right of first refusal, purchase agreement or grant to any person of any right relating to the purchase, use, occupancy, or enjoyment of the applicable CBI Owned Property or any portion thereof. No portion of any CBI Owned Property is (i) operated as a nonconforming use under applicable zoning codes, (ii) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Entity.

(b)       CBI or a CBI Subsidiary, as applicable, is the lessee of all leasehold estates reflected in the CBI Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “CBI Leased Properties”) (the CBI Leased Properties, collectively with CBI Owned Properties, the “CBI Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each lease is valid without material default thereunder by the lessee or, to CBI’s knowledge, the lessor. True, correct, and complete copies of all leases with respect to any leased CBI Real Property have been provided or otherwise made available to SYBT, and none of the leased CBI Real Property is subject to any sublease or grant to any person of any right to the use, occupancy or enjoyment of the applicable CBI Real Property or any portion thereof. A true, correct, and complete list of all of the CBI Real Property is set forth in Section 3.18(b) of the CBI Disclosure Schedule.

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(c)       The CBI Real Property complies in all material respects with all applicable private agreements and governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to the knowledge of CBI, threatened with respect to the CBI Real Property. All licenses and permits necessary for the occupancy and use of the CBI Real Property, as used in the ordinary course, consistent with past practices of CBI and the CBI Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the CBI Real Property are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(d)       All CBI Owned Property that is other real estate owned (“OREO”) is set forth on Section 3.18(d) of the CBI Disclosure Schedule. The OREO does not include any OREO that CBI or the appropriate CBI Subsidiary, as applicable, would not be permitted to own under applicable laws and regulations pertaining to OREO.

Section 3.19 Intellectual Property. CBI and each of the CBI Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, the use of any Intellectual Property by CBI and the CBI Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CBI or any CBI Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to CBI that CBI or any of the CBI Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. No person is challenging or, to the knowledge of CBI, infringing on or otherwise violating, any right of CBI or any of the CBI Subsidiaries with respect to any Intellectual Property owned by CBI or the CBI Subsidiaries, neither CBI nor any CBI Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by CBI or any CBI Subsidiary. CBI and the CBI Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CBI and the CBI Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

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Section 3.20 Related Party Transactions. Except as set forth in Section 3.20 of the CBI Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CBI or any of the CBI Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CBI or any of the CBI Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding CBI Common Stock (or any of such person’s immediate family members or affiliates) (other than CBI Subsidiaries) on the other hand, except those of a type available to employees of CBI or the CBI Subsidiaries generally.

Section 3.21 State Takeover Laws.  Neither CBI nor the transactions contemplated by this Agreement are subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Statutes”) or any corresponding or related provision of the CBI Articles or other governing documents.

Section 3.22 Reorganization.  CBI has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of CBI has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from KBW to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be received by holders of CBI Common Stock in the Merger is fair, from a financial point of view, to the holders.  The opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.24 CBI Information.  The information relating to CBI and the CBI Subsidiaries which is provided in writing by CBI or its representatives specifically for inclusion in the Proxy Statement or any document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.25 Loan Portfolio.

(a)       The allowance for loan and lease losses as reflected in the CBI Financial Statements was, as of the date of each of the CBI Financial Statements, in the reasonable opinion of CBI’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of the dates of the CBI Financial Statements, (ii) consistent with reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination and in compliance in all material respects with the standards established by the applicable Regulatory Authorities, the Financial Accounting Standards Board and GAAP.

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(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of CBI and the CBI Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CBI and the CBI Subsidiaries as a secured Loan, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.  Section 3.25(b) of the CBI Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $250,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by CBI as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is an Unsecured Loan.

(c)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBI, each outstanding Loan of CBI and the CBI Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CBI and the CBI Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)       None of the agreements pursuant to which CBI or any of the CBI Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment post-sale defaults and other than mortgage Loans sold to government sponsored entities).

(e)       There are no outstanding Loans made by CBI or any of the CBI Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of CBI or the CBI Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 3.25 of the CBI Disclosure Schedule.

(f)       Subject to Section 8.15, neither CBI nor any of the CBI Subsidiaries is (i) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any person.

(g)       Without limitation of the foregoing, CBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act. Section 3.25(g) of the CBI Disclosure Schedule lists (i) each Loan of CBI or any CBI Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (ii) each Loan of CBI and the CBI Subsidiaries that is a CARES Act Modified Loan (including all outstanding amounts and the expiration date for any deferral or other modification).

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Section 3.26 Insurance.  Except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on CBI or as set forth in Section 3.26 of the CBI Disclosure Schedule, CBI and the CBI Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CBI reasonably has determined to be prudent and consistent with industry practice. CBI and the CBI Subsidiaries are in compliance in all material respects with their insurance policies, which are listed in Section 3.26 of the CBI Disclosure Schedule, (each, an “Insurance Policy” and collectively, the “Insurance Policies”) and are not in material default under any of the terms thereof, each Insurance Policy is outstanding and in full force and effect and, except for Insurance Policies insuring against potential liabilities of officers, directors and employees of CBI and the CBI Subsidiaries, CBI or the relevant CBI Subsidiary thereof is the sole beneficiary of the Insurance Policies, except as set forth in Section 3.26 of the CBI Disclosure Schedule, and all premiums and other payments due under any policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.27 Information Security.  Except as set forth in Section 3.27 of the CBI Disclosure Schedule, to the knowledge of CBI, since January 1, 2018, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of CBI and the CBI Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and, to the knowledge of CBI, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of CBI and the CBI Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to CBI.  CBI maintains an information privacy and security program that maintains commercially reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (a) loss or misuse of the data, (b) unauthorized or unlawful operations performed upon the data, or (c) other act or omission that compromises the security or confidentiality of the data.

Section 3.28 Deposits. All of the deposits held by any CBI Subsidiary (including the records and documentation pertaining to held deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of the CBI Subsidiary, as applicable, and (b) all applicable laws, including laws relating to money laundering and anti-terrorism or embargoed persons requirements. The deposit accounts of any CBI Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of the insurance are pending or threatened.

Section 3.29 Fiduciary Accounts.  Since January 1, 2018, each of CBI and each CBI Subsidiary has in all material respects properly administered all accounts for which CBI or the applicable CBI Subsidiary acts as a fiduciary, including but not limited to accounts for which CBI or the applicable CBI Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.  Neither CBI nor any CBI Subsidiary, nor, to CBI’s knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account, and the records for each fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

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Section 3.30 Investment Advisor Sub.

(a)               Investment Advisor Sub is registered with the SEC as an investment adviser under United States Investment Advisers Act of 1940, as amended, and all rules, regulations and orders of the SEC promulgated thereunder (the “Advisers Act”) and any analogous applicable state law. Schedule 3.30(a) of the CBI Disclosure Schedule lists each other jurisdiction in which Investment Advisor Sub is registered, licensed or makes notice filings as an investment adviser. Investment Advisor Sub is in compliance with all federal and state laws requiring registration, licensing or qualification as an investment adviser in all material respects. CBI is not, and to CBI’s knowledge, any member of Investment Adviser Sub is not, required to be, nor have they been, registered as an investment adviser under the Advisers Act. Since December 31, 2019, Investment Advisor Sub’s employees (other than employees whose functions are solely clerical or ministerial), and, to the CBI’s knowledge, any of Investment Advisor Sub’s other “associated persons” (as defined in the Advisers Act, each an “Associated Person”) in the person's capacity as such that is required to be registered and/or licensed under the Advisers Act and any analogous applicable state law is so registered and/or licensed.

(b)               Since December 31, 2019, Investment Advisor Sub has timely filed its registration statement on Form ADV with all required Governmental Entities, together with any necessary amendments required to be made with respect thereto (each, a “Form ADV”), and, in the case of Part II thereof, has maintained within its books and records a timely updated version thereof in accordance, in all material respects, with SEC requirements, and has paid all material fees and assessments due and payable in connection therewith. Since December 31, 2019, as of the date of its filing, each Form ADV, including Part II thereof, complied in all material respects with the requirements of Form ADV and applicable law. Since December 31, 2019, in all material respects, Investment Advisor Sub has delivered and/or made available to each Advisor Client or any other person to whom such delivery or offer is required by applicable law Part II of Form ADV or any other disclosure document or other information required by the Advisers Act to be delivered and/or made available to any Advisor Client, any potential Advisor Client or other person to the extent required by the Advisers Act or other applicable law.

(c)               Investment Advisor Sub has been and is in compliance in all material respects with each Advisory Contract for investment management, investment advisory or sub-advisory services (“Investment Advisory Services”) provided in its capacity as an investment adviser to which it is a party. Each Advisory Contract includes all provisions required by and complies in all material respects with the Advisers Act and any analogous applicable state law. Investment Advisor Sub does not provide Investment Advisory Services to any person other than Advisor Clients, and such services are in each case provided pursuant to a written Advisory Contract that complies as referenced in the initial clause of this sentence.

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(d)               Investment Advisor Sub has established in compliance with requirements of applicable law, and maintained in effect in all material respects at all times required by applicable law since December 31, 2019, (i) written policies and procedures reasonably designed to prevent violation, by Investment Advisor Sub and its supervised persons, of applicable law, including the Advisers Act (ii) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (iii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iv) written cyber security and identity theft policies and procedures, (v) written supervisory procedures and a supervisory control system, (vi) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (vii) written recordkeeping policies and procedures, and (viii) any other policies required to be maintained by Investment Advisor Sub under applicable law, including Rules 204A-1 and 206(4)-7 under the Advisers Act.

(e)               (i) Neither the Investment Advisor Sub, its control persons, its directors, managers, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the CBI’s knowledge, any Associated Person is (A) subject to ineligibility pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to ineligibility pursuant to Section 9(a) of United States Investment Company Act of 1940, as amended, and all rules, regulations and orders of the SEC thereunder (the “Investment Company Act”) to serve as investment adviser of an investment company registered under the Investment Company Act, (C) subject to disqualification pursuant to Rule 206(4)-3 under the Advisers Act or (D) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B), (C) or (D), Investment Advisor Sub or Associated Person has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any proceeding pending or, to CBI’s knowledge, threatened by any Governmental Entity that would reasonably be expected to result in the ineligibility or disqualification of Investment Advisor Sub, or any Associated Person to serve in such capacities or that would provide a basis for such ineligibility or disqualification.

(f)                There are no unresolved issues, in any material respects, with the SEC with respect to Investment Advisor Sub, its control persons, its directors, managers, officers or employees, nor, to the CBI’s knowledge, any of Investment Advisor Sub’s Associated Persons.

(g)               As of the date hereof, neither Investment Advisor Sub, nor its control persons, its directors, managers, officers or employees, nor, to the CBI’s knowledge, any of Investment Advisor Sub’s Associated Persons, are currently a party to or is subject to any order, decree, letter of caution, consent decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of investment advisers (including, without limitation, the SEC and the KDFI), or the supervision or regulation of Investment Advisor Sub.

Section 3.31 No Other Representations or Warranties.

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(a)       Except for the representations and warranties expressly made by CBI in this Article III, neither CBI nor any other person makes any express or implied representation or warranty with respect to CBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (including any warranty with respect to merchantability or fitness for any particular purpose), and CBI hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CBI nor any other person makes or has made any representation or warranty to SYBT or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CBI, any of the CBI Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by CBI in this Article III, any oral or written information presented to SYBT or any of its affiliates or representatives in the course of their due diligence investigation of CBI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)       CBI acknowledges and agrees that neither SYBT nor any other person on behalf of SYBT has made or is making, and CBI has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SYBT AND MERGER SUBSIDIARY

Except (a) as disclosed in the disclosure schedule delivered by SYBT and Merger Subsidiary to CBI concurrently herewith (the “SYBT Disclosure Schedule”) (provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SYBT Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SYBT that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), or (b) as disclosed in any SYBT Reports publicly filed with or furnished to the Securities Exchange Commission (“SEC”) by SYBT after January 1, 2019 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SYBT and Merger Subsidiary hereby represent and warrant to CBI as follows:

Section 4.1 Corporate Organization.

(a)       SYBT is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a financial holding company duly registered with the FRB under the BHC Act.  Merger Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Kentucky.  Each of SYBT and Merger Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Each of SYBT and Merger Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on SYBT.  True and complete copies of the Articles of Incorporation, as amended, of SYBT (the “SYBT Articles”) and the Bylaws of SYBT, as amended (the “SYBT Bylaws”), as in effect as of the date of this Agreement, have previously been made available by SYBT to CBI.

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(b)       Except, in the case of clauses (ii) and (iii) only, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each Subsidiary of SYBT (a “SYBT Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any SYBT Subsidiary to pay dividends or distributions except, in the case of a SYBT Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similar regulated entities.

Section 4.2 Capitalization.

(a)       The authorized capital stock of SYBT consists of 40,000,000 shares of SYBT Common Stock and 1,000,000 shares of preferred stock, no par value (“SYBT Preferred Stock”).  As of the date of this Agreement there were (i) 26,587,620 shares of SYBT Common Stock issued and outstanding, (ii) no shares of SYBT Preferred Stock issued and outstanding, and (iii) 356,268 shares of SYBT Common Stock reserved for issuance under SYBT’s 2015 Omnibus Equity Compensation Plan (the “SYBT Equity Plan”). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for shares of SYBT Common Stock reserved for issuance in connection with the transactions contemplated by this Agreement, there are no other shares of capital stock or other voting securities of SYBT issued, reserved for issuance or outstanding.

(b)       All of the issued and outstanding shares of SYBT Common Stock and Merger Subsidiary Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of SYBT or of Merger Subsidiary may vote.  Other than under the SYBT Equity Plan, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating SYBT or Merger Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of SYBT Common Stock, Merger Subsidiary Common Stock or other equity interests of SYBT or Merger Subsidiary.

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(c)       SYBT owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the SYBT Subsidiaries, free and clear of any Liens except for restrictions that arise under applicable securities laws, and all of the shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable federal or state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No SYBT Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of a SYBT Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d)       All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by SYBT.  Merger Subsidiary has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.3 Authority; No Violation.

(a)       Each of SYBT and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of SYBT and the Board of Directors of Merger Subsidiary.  The Board of Directors of SYBT has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of SYBT and its shareholders and has adopted a resolution to the foregoing effect.  The Board of Directors of Merger Subsidiary has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Subsidiary and its sole shareholder and has adopted a resolution to the foregoing effect. SYBT, as Merger Subsidiary’s sole shareholder, has adopted and approved this Agreement and the transactions contemplated hereby by unanimous written consent.  Except for the adoption and approval of the Bank Merger Agreement by SYBT as SY Bank’s sole shareholder, no other corporate proceedings on the part of SYBT or Merger Subsidiary are necessary to approve or consummate the Merger or the Bank Merger, including without limitation, the approval of SYBT’s shareholders.  This Agreement has been duly and validly executed and delivered by each of SYBT and Merger Subsidiary and (assuming due authorization, execution and delivery by CBI) constitutes a valid and binding obligation of each of SYBT and Merger Subsidiary, enforceable against each of SYBT and Merger Subsidiary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of SYBT Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of SYBT will have any preemptive right or similar rights in respect thereof.

(b)       Neither the execution and delivery of this Agreement by SYBT or Merger Subsidiary, nor the consummation by SYBT or Merger Subsidiary of the transactions contemplated hereby, including the Merger and the Bank Merger, nor compliance by SYBT or Merger Subsidiary with any of the terms or provisions hereof, will (i) violate any provision of the SYBT Articles, the SYBT Bylaws, the Merger Subsidiary Articles, or the Merger Subsidiary Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SYBT, any of the SYBT Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SYBT or any of the SYBT Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SYBT or any of the SYBT Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, reimbursements or Liens which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.

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Section 4.4 Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the FRB under the BHC Act and approval of the applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of the applications, filings, and notices, (c) the filing of any required applications, filings, and notices, as applicable, with any governmental agency that has authority over the mortgage production and sale business of SYBT (inclusive of Fannie Mae and Freddie Mac), and approval of the applications, filings, and notices, (d) the filing of applications, filings and notices, as applicable, with the KDFI in connection with the Merger and the Bank Merger and approval of the applications, filings and notices, (e) the filing of the Articles of Merger with the Kentucky Secretary pursuant to the KBCA, and the filing of the Bank Merger Certificates, (f) the filing of a Notice of Sale of Securities on Form D with the SEC under Regulation D promulgated under the Securities Act, (g) any filings and approvals as are required to be made or obtained under the securities or Blue Sky laws of various states in connection with the issuance of the shares of SYBT Common Stock pursuant to this Agreement and the resale of shares of SYBT Common Stock pursuant to the Shelf Registration Statement in accordance with the requirements of Section 5.6(d), (h) the filing of applications, filings and notices, as applicable, with any SRO, and (i) any approvals and notices required with respect to the SYBT Common Stock to be issued as part of the Merger Consideration under the rules of NASDAQ, and (j) the filing with the SEC of the Shelf Registration Statement in accordance with the requirements of Section 5.6(d), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by SYBT or Merger Subsidiary of this Agreement or (ii) the consummation by SYBT or Merger Subsidiary of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, SYBT is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

Section 4.5 Reports.

(a)       SYBT and each of the SYBT Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish since January 1, 2018 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish, as applicable, the report, registration or statement or to pay the fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.  Subject to Section 8.15, except for normal examinations conducted by a Regulatory Agency in the ordinary course, consistent with past practices of SYBT and the SYBT Subsidiaries (and except as otherwise disclosed in the SYBT Disclosure Schedule), (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of SYBT, investigation into the business or operations of SYBT or any of the SYBT Subsidiaries since January 1, 2018, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SYBT or any of the SYBT Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SYBT or any of the SYBT Subsidiaries since January 1, 2018, in each case of clauses (i) through (iii), which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT.

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(b)       An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished, as applicable, to the SEC since January 1, 2018 by SYBT (the “SYBT Reports”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) has been made publicly available.  No SYBT Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all SYBT Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of SYBT has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SYBT Reports.

Section 4.6 Financial Statements.

(a)       The financial statements of SYBT and the SYBT Subsidiaries included (or incorporated by reference) in SYBT Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, in all material respects, the books and records of SYBT and the SYBT Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of SYBT and the SYBT Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in the statements or in the notes thereto.  The books and records of SYBT and the SYBT Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  BKD, LLP has not resigned (or informed SYBT that it intends to resign) or been dismissed as independent public accountants of SYBT as a result of or in connection with any disagreements with SYBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, neither SYBT nor any of the SYBT Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of SYBT, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SYBT included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course, consistent with past practices, since March 31, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)       The records, systems, controls, data and information of SYBT and the SYBT Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SYBT or the SYBT Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SYBT. SYBT (i) has implemented and maintains disclosure controls and procedures to ensure that material information relating to SYBT, including the SYBT Subsidiaries, is made known to the chief executive officer and the chief financial officer of SYBT by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to SYBT’s outside auditors and the audit committee of SYBT’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SYBT’s ability to record, process, summarize and report financial information, and (B) to the knowledge of SYBT, any fraud, whether or not material, that involves management or other employees who have a significant role in SYBT’s internal controls over financial reporting. To the knowledge of SYBT, there is no reason to believe that SYBT’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)       Since January 1, 2018, (i) neither SYBT nor any of the SYBT Subsidiaries, nor, to the knowledge of SYBT, any director, officer, auditor, accountant or representative of SYBT or any of the SYBT Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SYBT or any of the SYBT Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SYBT or any of the SYBT Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SYBT or any of the SYBT Subsidiaries, whether or not employed by SYBT or any of the SYBT Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SYBT or any of its officers, directors, employees or agents to the Board of Directors of SYBT or any committee thereof or, to the knowledge of SYBT, to any director or officer of SYBT.

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Section 4.7 Broker’s Fees.  With the exception of the engagement of Stephens Inc. (“Stephens”), neither SYBT nor any SYBT Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.8 Absence of Certain Changes or Events.

(a)       Since December 31, 2020, there has not been a Material Adverse Effect on SYBT.

(b)       Except in connection with matters contemplated, required or permitted by this Agreement, since December 31, 2020, SYBT and the SYBT Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practices.

Section 4.9 Legal Proceedings.

(a)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, neither SYBT nor any of the SYBT Subsidiaries is a party to any, and there are no pending or, to SYBT’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SYBT or any of the SYBT Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon SYBT, any of the SYBT Subsidiaries or the assets of SYBT or any of the SYBT Subsidiaries (or that, upon consummation of the Merger, would apply to SYBT or any of its affiliates) that would reasonably be expected to be material to SYBT and the SYBT Subsidiaries, taken as a whole.

Section 4.10 Taxes and Tax Returns. Each of SYBT and the SYBT Subsidiaries has duly and timely filed (taking into account all applicable extensions) all federal and state Tax Returns and all other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither SYBT nor any of the SYBT Subsidiaries is the beneficiary of any extension of time within which to file any federal or state Tax Return or any other material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course, consistent with past practices). All federal and state Taxes and all other material Taxes of SYBT and the SYBT Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SYBT and the SYBT Subsidiaries has withheld and paid all federal and state Taxes and other material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither SYBT nor any of the SYBT Subsidiaries has granted any extension or waiver of the limitation period applicable to any federal or state Tax or other material Tax that remains in effect.

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Section 4.11 Employees and Employee Benefit Plans.

(a)       With respect to employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or otherwise maintained by SYBT or any of the SYBT Subsidiaries including, without limitation, employee benefit plans which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “SYBT Benefit Plans”), all SYBT Benefit Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, rules, orders, and regulations, including, without limitation, ERISA and the Code and the regulations promulgated under each of them.

(b)       SYBT has heretofore made available to CBI true and complete copies of (i) each SYBT Benefit Plan written document, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to the SYBT Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) the most recently received IRS determination or advisory letter relating to the SYBT Benefit Plan that is a “pension plan” as defined in ERISA, and (D) the most recently prepared actuarial report (defined benefit plans) or allocation and compliance report (for defined contribution retirement plans) for any SYBT Benefit Plan.

(c)       There are no pending or threatened claims (other than claims for benefits in the ordinary course, substantially consistent with past practices), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of SYBT, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the SYBT Benefit Plans, any fiduciaries thereof with respect to their duties to the SYBT Benefit Plans or the assets of any of the trusts under any of the SYBT Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to SYBT and the SYBT Subsidiaries take as a whole.

(d)       There are no pending or, to the knowledge of SYBT, threatened material labor grievances or material unfair labor practice claims or charges against SYBT or any of the SYBT Subsidiaries, or any strikes or other material labor disputes against SYBT or any of the SYBT Subsidiaries. Neither SYBT nor any of the SYBT Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SYBT or any of the SYBT Subsidiaries and, to the knowledge of SYBT, there are no organizing efforts by any union or other group seeking to represent any employees of SYBT and the SYBT Subsidiaries.

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Section 4.12 Compliance with Applicable Law.  SYBT and each of its Subsidiaries hold, and have held at all times since January 1, 2018, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, and, to the knowledge of SYBT, no suspension or cancellation of any license, franchise, permit or authorization is threatened.  SYBT and each of the SYBT Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to SYBT or any of the SYBT Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and any applicable regulation, policy and/or guideline of any Governmental Entity promulgated under or relating to, the CARES Act.  Each of the SYBT Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, none of SYBT, or the SYBT Subsidiaries, or to the knowledge of SYBT, any director, officer, employee, agent or other person acting on behalf of SYBT or any of the SYBT Subsidiaries has, directly or indirectly, (a) used any funds of SYBT or any of the SYBT Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SYBT or any of the SYBT Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of SYBT or any of the SYBT Subsidiaries, (e) made any fraudulent entry on the books or records of SYBT or any of the SYBT Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for SYBT or any of the SYBT Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for SYBT or any of the SYBT Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

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Section 4.13 Certain Contracts. SYBT is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SYBT Reports filed prior to the date hereof.

Section 4.14 Agreements with Regulatory Agencies.  Subject to Section 8.15, except as otherwise disclosed in the SYBT Disclosure Schedule, neither SYBT nor any of the SYBT Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in SYBT Disclosure Schedule, a “SYBT Regulatory Agreement”), nor has SYBT or any of the SYBT Subsidiaries been advised in writing or, to the knowledge of SYBT, otherwise since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such SYBT Regulatory Agreement.

Section 4.15 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SYBT or any of the SYBT Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SYBT or any of the SYBT Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding SYBT Common Stock (or any of such person’s immediate family members or affiliates) (other than SYBT Subsidiaries) on the other hand, except those of a type available to employees of SYBT or the SYBT Subsidiaries generally.

Section 4.16 State Takeover Laws. The Board of Directors of SYBT has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

Section 4.17 Reorganization.  SYBT has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.18 SYBT Information.  The information relating to SYBT and the SYBT Subsidiaries to be contained in the Proxy Statement, and the information relating to SYBT and the SYBT Subsidiaries that is provided in writing by SYBT or its representatives specifically for inclusion in any document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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Section 4.19 Loan Portfolio.

(a)       The allowance for credit losses as reflected in the SYBT Reports was, as of the date of each of the SYBT Financial Statements, in the reasonable opinion of the SYBT’s management, in compliance with SYBT’s existing methodology for determining the adequacy of the allowance for credit losses and in compliance in all material respects with the standards established by the applicable Regulatory Authorities, the Financial Accounting Standards Board and GAAP.

(b)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each Loan of SYBT and the SYBT Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of SYBT and the SYBT Subsidiaries as a secured Loan, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)       Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SYBT, each outstanding Loan of SYBT and the SYBT Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SYBT and the SYBT Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)       All Loans to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O) of SYBT or any SYBT Subsidiary are and were originated in compliance in all material respects with all applicable laws and regulations.

(e)       Subject to Section 8.15, neither SYBT nor any of the SYBT Subsidiaries is now nor has it ever been since January 1, 2018, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 4.20 Financing.  SYBT has and will have at the Effective Time cash and cash equivalents sufficient to (a) pay all cash amounts required to be paid by SYBT under or in connection with this Agreement, (b) pay any and all fees and expenses of or payable by SYBT with respect to the transactions contemplated by this Agreement and (c) satisfy all of the other payment obligations of SYBT contemplated hereunder.

Section 4.21 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on SYBT, SYBT and the SYBT Subsidiaries are in compliance, and have complied since January 1, 2018, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to SYBT’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SYBT or any of the SYBT Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against SYBT, which liability or obligation would reasonably be expected to have a Material Adverse Effect on SYBT. To the knowledge of SYBT, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on SYBT.

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Section 4.22 Information Security. To the knowledge of SYBT, since January 1, 2018, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of SYBT and the SYBT Subsidiaries (including without limitation any Third Party System), and, to the knowledge of SYBT, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of SYBT and the SYBT Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to SYBT.  SYBT maintains an information privacy and security program that maintains commercially reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (a) loss or misuse of the data, (b) unauthorized or unlawful operations performed upon the data, or (c) other act or omission that compromises the security or confidentiality of the data.

Section 4.23 Deposits. All of the deposits held by any SYBT Subsidiary (including the records and documentation pertaining to held deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of the SYBT Subsidiary, as applicable, and (b) all applicable laws, including laws relating to money laundering and anti-terrorism or embargoed persons requirements. The deposit accounts of each SYBT Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of the insurance are pending or threatened.

Section 4.24 No Other Representations or Warranties.

(a)       Except for the representations and warranties expressly made by SYBT and Merger Subsidiary in this Article IV, neither SYBT nor Merger Subsidiary nor any other person makes any express or implied representation or warranty with respect to SYBT, the SYBT Subsidiaries (including Merger Subsidiary), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects (including any warranty with respect to merchantability or fitness for any particular purpose), and each of SYBT and Merger Subsidiary hereby disclaims any other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SYBT nor Merger Subsidiary nor any other person makes or has made any representation or warranty to CBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SYBT, any of the SYBT Subsidiaries (including Merger Subsidiary) or their respective businesses, or (ii) except for the representations and warranties made by SYBT and Merger Subsidiary in this Article IV, any oral or written information presented to SYBT or any of its affiliates or representatives in the course of their due diligence investigation of SYBT and Merger Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b)       SYBT acknowledges and agrees that neither CBI nor any other person on behalf of CBI has made or is making, and SYBT has not relied upon, any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as expressly set forth in Section 5.1 or Section 5.2 of the CBI Disclosure Schedule), required by law (including the Pandemic Measures), required by any Regulatory Agencies or as consented to in writing by the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party shall, and shall cause each of its Subsidiaries to, (a) conduct its respective businesses in the ordinary course, consistent with past practices, in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, Section 5.2 (other than Section 5.2(b) and Section 5.2(f), to which this sentence shall not apply) or Section 5.3 (other than Section 5.3(b), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided that such party shall, to the extent practicable, provide prior notice to the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1, Section 5.2 or Section 5.3.

Section 5.2 CBI Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of CBI Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures) or any Regulatory Agencies, CBI shall not, and shall not permit any of the CBI Subsidiaries to, without the prior written consent of SYBT (which consent will not be unreasonably withheld, conditioned or delayed):

(a)       other than in the ordinary course, consistent with past practices, incur any indebtedness for borrowed money (other than indebtedness of CBI or any of its wholly owned Subsidiaries to CBI or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposits, and entry into repurchase agreements);

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(b)

(i)       adjust, split, reverse split, combine, reclassify or make any similar change to any capital stock;

(ii)       make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of CBI to CBI or any of its wholly owned Subsidiaries, and (B) the dividends set forth on Schedule 5.2(b)(ii) of the SYBT Disclosure Schedule);

(iii)       grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)       issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

(c)       sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness of any person other than a wholly owned Subsidiary or any material claims against any person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;

(d)       except for transactions in the ordinary course, consistent with past practices, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person other than a wholly owned Subsidiary of CBI;

(e)       (i) terminate, materially amend, or waive any material provision of, any CBI Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease, other than normal renewals of leases without material adverse changes of terms with respect to CBI; (iii) enter into any Contract that (1) would constitute a CBI Contract if it were in effect on the date of this Agreement or (2) that has a term of one year or longer and that requires payments or other obligations by CBI or any CBI Subsidiary of $100,000 or more under the Contract; or (iv) enter into any Contract if the Contract, in the aggregate with all Contracts entered into by CBI or any CBI Subsidiary from and after the date of this Agreement, would result in aggregate required payments by CBI or any CBI Subsidiary in excess of $350,000;

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(f)       except as required under applicable law or the terms of any CBI Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any CBI Benefit Plan or arrangement that would be a CBI Benefit Plan if in effect on the date hereof, (ii) amend any CBI Benefit Plan, other than amendments in the ordinary course, consistent with past practices that do not increase the cost to CBI of maintaining the CBI Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, independent contractor or director, except for annual increases in base salary or wage rates in the ordinary course, consistent with past practices, that do not exceed, in the aggregate for 2021, 3% of the aggregate cost of all employee annual base salaries and wage rates for 2020 (as adjusted for any increased employee headcount during 2020) and as further described in Section 5.2(f) of the CBI Disclosure Schedule, and that do not, other than in consultation with SYBT, exceed for any individual the greater of $5,000 or 5% of the individual’s compensation for 2020, except as further described in Section 5.2(f) of the CBI Disclosure Schedule, (iv) pay or agree to pay, conditionally or otherwise, any bonus (other than certain retention bonuses identified on Section 5.2(f) of the CBI Disclosure Schedule), (v) accelerate the vesting of any equity-based awards or other compensation, (vi) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any CBI Benefit Plan, (vii) enter into or amend any collective bargaining agreement or similar agreement, (viii) terminate the employment or services of any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $75,000, other than for cause, (ix) enter into or amend any written employment agreement or adopt any equity incentive, severance, retention, or deferred compensation program, plan, agreement or arrangement, or (x) hire any employee with an annual compensation (base salary and target annual bonus opportunity) in excess of $100,000, other than as a replacement hire receiving substantially similar terms of employment or as set forth in Section 5.2(f) of the CBI Disclosure Schedule;

(g)       settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount individually and in the aggregate that is not material to CBI or SYBT or their respective Subsidiaries, as applicable, and that would not impose any material restriction on the business of CBI or the CBI Subsidiaries or, after the consummation of the Merger, SYBT or the SYBT Subsidiaries;

(h)       take any action or knowingly fail to take any action where the action or failure to act could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)       amend or repeal the CBI Articles or CBI Bylaws or comparable governing documents of any of the CBI Subsidiaries;

(j)       merge, combine, or consolidate itself or any of the CBI Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of the CBI Subsidiaries;

(k)       materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade;

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(l)       take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 6.1 or 6.2 not being satisfied;

(m)       implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)       (i) enter into any new line of business or, other than in the ordinary course of business, consistent with past practices (which may include partnering with third parties in origination, flow, servicing, and other capacities) or except as required by policies imposed by a Regulatory Agency, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility; (iii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with CBI Bank’s loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iv) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than Loans entirely or predominantly unsecured (each an “Unsecured Loan”)), if immediately after making the Loan the person obtaining the Loan and the person’s affiliates would have debt owed to CBI or any CBI Subsidiary that is, in the aggregate, in excess of $3,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than Unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the person obtaining the modification, renewal, or extension of the Loan and the person’s affiliates would have debt owed to CBI or any CBI Subsidiary that is, in the aggregate, in excess of $3,000,000, (C) in the case of new Unsecured Loans, or the modification, renewal, or extension of any Unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new Unsecured Loan or immediately after the modification, renewal or extension of the Unsecured Loan the person obtaining the new Unsecured Loan or the modification, renewal or extension of the Unsecured Loan and the person’s affiliates would have unsecured debt owed to CBI or any CBI Subsidiary that is, in the aggregate, in excess of $750,000, or (D) that is in excess of $500,000 and that is classified by CBI as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (v) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a Loan that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act (each a "CARES Act Modified Loan"), in each case with respect to any Loan that is in an amount in excess of $500,000; (vi) make any Loan that has not received the prior, direct, written approval of the President of CBI and CBI Bank if (x) in the case of new Loans (other than Unsecured Loans) the new Loan is in an amount in excess of $1,500,000, and (y) in the case of new Unsecured Loans, the new Unsecured Loan is in an amount in excess of $500,000; or (vii) without the prior, direct, written approval of the President and CEO of CBI Bank, grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount up to $500,000; provided that any consent from SYBT sought pursuant to this Section 5.2(n) shall not be unreasonably withheld, conditioned or delayed; provided, further, that in the case of each of items (i) – (v) above SYBT shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business days after the loan package is delivered to SYBT, such non-response shall be deemed to constitute consent pursuant to this Section 5.2(n);

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(o)       make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or as required by GAAP or policies imposed by a Regulatory Authority;

(p)       make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, except as specifically contemplated in the capital expenditure budget set forth in Section 5.2(p) of the CBI Disclosure Schedule;

(q)       other than in the ordinary course, consistent with past practices, make, change or revoke any material Tax election (including, without limitation, elections relating to S corporation status and qualified subchapter S subsidiary status), change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(r)       violate any law, statute, rule, governmental regulation or order, which violation could reasonably be expected to have a Material Adverse Effect with respect to CBI; or

(s)        agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 SYBT Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of SYBT Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures) or any Regulatory Agencies, SYBT shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of CBI (such consent not to be unreasonably withheld, conditioned or delayed):

(a)       amend the SYBT Articles or the SYBT Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of CBI Common Stock or adversely affect the holders of CBI Common Stock relative to the other holders of SYBT Common Stock;

(b)       incur any indebtedness for borrowed money (other than indebtedness of SYBT or any of the SYBT Subsidiaries to SYBT or any of the SYBT Subsidiaries) that would reasonably be expected to prevent SYBT or the SYBT Subsidiaries from assuming the CBI’s outstanding indebtedness;

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(c)       (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, or (ii) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of SYBT;

(d)       take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 6.1 or 6.3 not being satisfied;

(e)       take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Merger and the Parent-Sub Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(f)       agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Section 5.4 Regulatory Matters.

(a)       SYBT shall use its reasonable best efforts to, as promptly as practicable, obtain all necessary federal securities law and all state securities law or “Blue Sky” permits and approvals, or exemptions from registration, required to carry out the transactions contemplated by this Agreement, and CBI shall furnish all information concerning CBI and the holders of CBI Common Stock as may be reasonably requested in connection with any such action.

(b)       The parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all permits, consents, approvals and authorizations of all Regulatory Agencies and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in no event later than 45 days after the date of this Agreement, SYBT and CBI shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any Regulatory Agency in order to obtain the Requisite Regulatory Approvals.  SYBT and CBI shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  SYBT and CBI shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, the non-confidential portions of all the information relating to CBI or SYBT, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party, Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

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(c)       In furtherance and not in limitation of the foregoing, each of SYBT and CBI shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.  Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require SYBT or CBI, to take any action, or commit to take any action, or agree to any condition, commitment or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a Material Adverse Effect on SYBT and the SYBT Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (any such condition, commitment or restriction, a “Materially Burdensome Regulatory Condition”).

(d)       Subject to Section 8.15, SYBT and CBI shall, upon request, furnish each other with information concerning themselves, their Subsidiaries, directors, officers and shareholders and other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Shelf Registration Statement, or any other statement, filing, notice or application made by or on behalf of SYBT, CBI or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)       Subject to Section 8.15, SYBT and CBI shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes the receiving party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any Requisite Regulatory Approval will be materially delayed.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (i) the FRB, the FDIC and the KDFI, and (ii) any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those other authorizations, consents, orders or approvals the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on SYBT.

Section 5.5 Access to Information.

(a)       Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of SYBT and CBI, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of SYBT and CBI shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that SYBT or CBI, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither SYBT nor CBI nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where access or disclosure would violate or prejudice the rights of SYBT’s or CBI’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of the information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)       Each of SYBT and CBI shall hold (and cause their respective Subsidiaries, and the respective officers, directors, managers, representatives, and employees of each of them, to hold) all information furnished by or on behalf of the other party or any of the party’s Subsidiaries or representatives pursuant to Section 6.2(a) or otherwise in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement dated May 14, 2021, between SYBT and CBI (the “Non-Disclosure Agreement”). SYBT and CBI acknowledge and agree that the Non-Disclosure Agreement remains in full force and effect.

(c)       No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.6 Proxy Statement; Approval of CBI Shareholders; Shelf Registration Statement.

(a)       Each of the parties to this Agreement acknowledge that the shares of SYBT Common Stock issued to the holders of CBI Common Stock pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and agree to fully cooperate in SYBT’s efforts to provide that the SYBT Common Stock may be issued pursuant to the private placement exemption. SYBT shall prepare the proxy statement, together with any supplements thereto, that will be provided to holders of shares of CBI Common Stock to solicit their votes in connection with the proposal to approve this Agreement and the transactions contemplated by this Agreement at the CBI Meeting, which document will also serve as the offering memorandum for the shares of SYBT Common Stock to be issued to the holders of CBI Common Stock as Merger Consideration in connection with the consummation of the Merger (the “Proxy Statement”). The Proxy Statement shall provide no less than that information about this Agreement and the Merger as is required to be provided under applicable law and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. CBI shall furnish all information concerning CBI as may be reasonably requested by SYBT in connection with the preparation of the Proxy Statement. SYBT shall prepare the Proxy Statement as promptly as practicable. CBI shall thereafter as promptly as practicable (but in no event later than 15 days after SYBT’s delivery of the Proxy Statement to CBI) mail or deliver the Proxy Statement to the shareholders of CBI.

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(b)       The Board of Directors of CBI shall submit to its shareholders this Agreement and any other matters required to be approved or voted upon by its shareholders in order to carry out the intentions of this Agreement. CBI shall duly take, in accordance with applicable law and the CBI Articles and CBI Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable (but in no event more than 45 days) after the mailing of the Proxy Statement to the shareholders of CBI (the “CBI Meeting”). The Board of Directors of CBI shall (i) include its recommendation to the CBI shareholders that the CBI shareholders approve and adopt this Agreement and the transactions contemplated herein (the “Board Recommendation”) in the Proxy Statement, and (ii) use its reasonable best efforts to obtain the Requisite CBI Vote.

(c)       Neither the Board of Directors of CBI nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to SYBT, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation.

(d)       SYBT shall use commercially reasonable efforts to prepare and file with the SEC within 30 days after the Closing a shelf registration statement on Form S-3 (or any successor form) providing for continuous resales of securities pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) in connection with the registration after the Closing under the Securities Act of the shares of SYBT Common Stock issued to the shareholders of CBI as Merger Consideration in the Merger. If SYBT is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), SYBT shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering for resale all SYBT Common Stock issued as Merger Consideration in the Merger. The Shelf Registration Statement shall be filed in accordance with the registration rights procedures set forth in the form of Registration Rights Agreement attached as Exhibit D to this Agreement (the “Registration Rights Agreement”), pursuant to which and subject to the terms thereof, SYBT grants the holders of CBI Common Stock certain registration rights with respect of the shares of SYBT Common Stock received by the holders of CBI Common Stock in the Merger. SYBT and Darrell R. Wells shall enter into the Registration Rights Agreement at the Closing. Thereafter, the Registration Rights Agreement will be mailed by SYBT to the other shareholders of CBI on the same date as the mailing of the Letter of Transmittal as contemplated in Section 2.2 of this Agreement. In order for a CBI shareholder to whom the Registration Rights Agreement is sent in accordance with the preceding sentence to receive the rights and benefits contemplated by the Shelf Registration Statement and the Registration Rights Agreement, SYBT must have received from the CBI shareholder the CBI shareholder’s signed joinder page to the Registration Rights Agreement and completed shareholder questionnaire (each in the form attached to the Registration Rights Agreement) by no later than the 25th day after the date of the Closing (unless such time period is extended by SYBT).

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Section 5.7 Legal Conditions to Merger. Subject in all respects to Section 5.4 of this Agreement, each of SYBT and CBI shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on the party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VI, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by CBI or SYBT or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 5.8 Employee Matters.

(a)       Except for specific benefit plans otherwise addressed in this Section 5.8, during the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, SYBT shall provide each employee of CBI and its Subsidiaries who at SYBT’s discretion continues to be employed by SYBT or the SYBT Subsidiaries following the Effective Time (collectively, the “Continuing Employees”) with compensation and employee benefits that are substantially comparable in the aggregate to the lesser of (i) compensation and employee benefits provided prior to the Closing Date, or (ii) compensation and employee benefits provided to similarly situated employees of SYBT and the SYBT Subsidiaries; such that, until such time as the Continuing Employees commence participating in SYBT Benefit Plans and programs, the foregoing obligations shall be deemed satisfied by the Continuing Employees’ continued level of compensation and participation in CBI Benefits Plans, or a mixture of SYBT Benefit Plans and CBI Benefit Plans, as the case may be for transition or termination of each such plan or program, it being understood that participation in different SYBT Benefit Plans and programs may commence at different times. Notwithstanding the foregoing, Executive Fringe Benefits shall not be included as compensation or employee benefits to be provided to the Continuing Employees; rather, SYBT shall provide such fringe benefits and perquisites as it determines in its sole discretion to be appropriate for any of the Continuing Employees.

(b)       Prior to the Effective Time, if requested by SYBT, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, CBI or a CBI Subsidiary shall cause to be amended or terminated (at SYBT’s discretion) any CBI Benefit Plan to the extent necessary to provide that no employee of SYBT shall continue or commence participation therein following the Effective Time.

(c)       CBI will use reasonable best efforts to assist SYBT in obtaining on or prior to the Effective Time each Continuing Employee’s agreement to SYBT’s (or a SYBT Subsidiary’s) standard non-solicitation and other standard agreements required by SYBT (or any SYBT Subsidiary) of newly-hired employees (“Continuing Employee Agreements”).

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(d)       Unless otherwise addressed in an employment agreement entered into with SYBT or SY Bank or an existing employment agreement, severance agreement, or with respect to Continuing Employees who have retention bonus or change in control agreements with CBI or CBI Bank that require payment at or shortly after the Effective Time, SYBT shall, or shall cause one of its Subsidiaries to, provide to those employees of CBI or any of the CBI Subsidiaries, as of the Effective Time (i) who SYBT or its subsidiaries elect not to employ after the Effective Time or who become Continuing Employees but are terminated by SYBT or any SYBT Subsidiary other than for cause within twelve (12) months after the Closing Date, and (ii) who sign and deliver SYBT’s standard form of termination, release, and non-solicitation agreement, a severance payment (payable, net of deductions, in a lump-sum payment after satisfaction within 60 days thereof of the applicable conditions for such payment) equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with CBI or any of the CBI Subsidiaries and their successors, up to a maximum of twenty-six (26) weeks. Except as set forth on Schedule 5.8(d), no severance payment will be required with respect to employees who are paid retention bonuses or change in control payments in connection with the transactions contemplated by this Agreement pursuant to agreements in effect with CBI or any of the CBI Subsidiaries prior to the Effective Time.

(e)       With respect to any SYBT Benefit Plans in which any Continuing Employees become eligible to participate on or after the Effective Time, SYBT shall: (i) waive any waiting periods with respect to participation and coverage requirements applicable to the applicable Continuing Employees and their eligible dependents under the SYBT Benefit Plans, except to the extent the waiting periods would apply under the analogous CBI Benefit Plan, and (ii) recognize all service of the applicable Continuing Employees with CBI and the CBI Subsidiaries for all purposes in any SYBT Benefit Plan to the same extent that the service was taken into account under the analogous CBI Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(f)       If requested by SYBT in writing at least twenty (20) business days prior to the Effective Time, CBI shall cause any 401(k) plan sponsored or maintained by CBI or any of its Subsidiaries (the “CBI 401(k) Plan”) to be amended or terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing.  In the event that SYBT requests that any CBI 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as soon as practicable after the Effective Time, in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (the “SY Bank KSOP”).  CBI and SYBT shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions to the SY Bank KSOP of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.  CBI shall provide SYBT with evidence that the CBI 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 5.8(f); provided, that prior to amending or terminating the CBI 401(k) Plan, CBI shall provide the form and substance of any applicable resolutions or amendments to SYBT for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

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(g)       On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) directed by either party to employees of CBI or any CBI Subsidiary with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute the notice or communication shall consider in good faith revising the notice or communication to reflect any comments or advice that the other party timely and reasonably provides.

(h)       Nothing in this Agreement shall confer upon any employee, director or consultant of CBI or any of the CBI Subsidiaries or affiliates any right to continue in the employ or service of SYBT, CBI, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of CBI, SYBT or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, director or consultant of CBI or any of the CBI Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Sections 5.1 and 5.2 of this Agreement).  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any CBI Benefit Plan, SYBT Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of SYBT or any of the SYBT Subsidiaries or affiliates to amend, modify or terminate any particular CBI Benefit Plan, SYBT Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 8.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, director or consultant of CBI or any of the CBI Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.9 Indemnification; Directors’ and Officers’ Insurance.

(a)       For a period of six years from and after the Effective Time, SYBT shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of CBI and the CBI Subsidiaries (in each case, when acting in such capacity) (collectively, the “CBI Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that the person is or was a director or officer of CBI or any of the CBI Subsidiaries or is or was serving at the request of CBI or any of the CBI Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and SYBT shall also advance expenses as incurred by such CBI Indemnified Party to the fullest extent permitted by applicable law; provided that the CBI Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined in a non-appealable proceeding that such CBI Indemnified Party is not entitled to indemnification.  SYBT shall reasonably cooperate with the CBI Indemnified Party, and CBI Indemnified Party shall reasonably cooperate with SYBT, in the defense of any claim, action, suit, proceeding or investigation contemplated by this Section 5.9(a).

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(b)       SYBT will obtain at or prior to the Effective Time a six-year “tail” policy (a “Tail Policy”) under CBI’s existing policies of directors’ and officers’ liability insurance (“D&O Insurance”) providing coverage with respect to claims against the present and former officers and directors of CBI or any of the CBI Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement) if and to the extent that the Tail Policy may be obtained for an amount that, in the aggregate, does not exceed an amount in excess of 300% of the current annual premium paid as of the date hereof by CBI for D&O Insurance (the “Premium Cap”) (and if the premiums for the Tail Policy would at any time exceed the Premium Cap, then SYBT shall cause to be maintained policies of insurance which, in SYBT’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap).  SYBT shall maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder.

(c)       The obligations of SYBT and CBI under this Section 5.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any CBI Indemnified Party or any other person entitled to the benefit of this Section 5.9 without the prior written consent of the affected CBI Indemnified Party or affected person.

(d)       The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each CBI Indemnified Party and his or her heirs and representatives.  If SYBT or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of the consolidation or merger, transfers all or substantially all of its capital stock, assets or deposits to any other entity or engages in any similar transaction, then in each case to the extent the obligations set forth in this Section 5.9 are not otherwise transferred and assumed by the successors and assigns by operation of law or otherwise, SYBT will cause proper provision to be made so that the successors and assigns of SYBT expressly assume the obligations set forth in this Section 5.9.

Section 5.10 Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest SYBT or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by SYBT.

Section 5.11 Dividends.  After the date of this Agreement, each of SYBT and CBI shall coordinate with the other regarding the declaration of any dividends in respect of SYBT Common Stock and CBI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CBI Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of CBI Common Stock and any shares of SYBT Common Stock any holder receives in exchange therefor in the Merger.

Section 5.12 Advice of Changes; Disclosure Supplements.

(a)       SYBT and CBI (for purposes of this Section 5.12, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in, if SYBT is the Notifying Party, Section 6.1 or Section 6.3, or if CBI is the Notifying Party, Section 6.1 or Section 6.2; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

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(b)       CBI and SYBT shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the CBI Disclosure Schedule and the SYBT Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the CBI Disclosure Schedule or the SYBT Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of CBI or SYBT (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the CBI Disclosure Schedule or SYBT Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party's rights with respect to termination under Article VII of this Agreement.

Section 5.13 Intentionally omitted.

Section 5.14 No Solicitation.

(a)       CBI agrees that from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, neither it nor any of the CBI Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that has made or, to the knowledge of CBI, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5.14(a); (iv) approve, endorse, recommend, execute or enter into any agreement, letter of intent or contract with respect to an Acquisition Proposal or otherwise relating to or that is intended to or would reasonably be expected to lead to an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; (v) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of CBI other than this Agreement and the transactions contemplated hereby; or (vi) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

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(b)       As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of CBI and the CBI Subsidiaries or 20% or more of any class of equity or voting securities of CBI or the CBI Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of CBI, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in the applicable third party beneficially owning 20% or more of any class of equity or voting securities of CBI or the CBI Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of CBI, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CBI or the CBI Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of CBI.

(c)       Nothing contained in this Agreement shall prevent CBI or its Board of Directors (or a duly authorized committee thereof) from, in response to an Acquisition Proposal, informing the person making the Acquisition Proposal of the existence of this Section 5.14.

(d)       CBI agrees that it shall immediately, and shall instruct its Representatives to immediately, cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. CBI agrees that it shall take the necessary steps to inform promptly the individuals or entities referred to in the immediately preceding sentence of the obligations undertaken in this Section 5.14 and in the Non-Disclosure Agreement. CBI also agrees that is shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring CBI or any of the CBI Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its subsidiaries.

(e)       CBI agrees that it shall promptly (and, in any event, within 24 hours of receiving the relevant information) notify SYBT if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, CBI or any of its Representatives, indicating, in connection with such notice, the name of such person, and the material terms and conditions of any proposals or offers (including, if applicable, complete and unredacted copies of any written requests, proposals or offers, including proposed agreements). Nothing in the preceding sentence does, or is intended in any way to, modify in any manner CBI’s obligations with respect to any Acquisition Proposal as set forth in the other provisions of this Section 5.14.

(f)       Neither the Board of Directors of CBI nor any duly authorized committee of the Board of Directors shall: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to SYBT, the Board Recommendation; or (ii) cause or permit CBI to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal.

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Section 5.15 Public Announcements. Neither CBI nor SYBT shall, and neither CBI nor SYBT shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of SYBT, in the case of a proposed announcement, statement or disclosure by CBI, or CBI, in the case of a proposed announcement, statement or disclosure by SYBT; provided that either SYBT or CBI may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of NASDAQ.

Section 5.16 Change of Method. SYBT and CBI shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of CBI and SYBT (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change contemplated by this Section 5.16 shall (a) alter or change the Exchange Ratio or Per Share Cash Consideration, (b) adversely affect the Tax treatment of CBI’s shareholders or SYBT’s shareholders pursuant to this Agreement, (c) adversely affect the Tax treatment of CBI or SYBT pursuant to this Agreement or (d) materially impede or materially delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any change contemplated by this Section 5.16 in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.

Section 5.17 Takeover Statutes.  None of CBI, SYBT or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant the approvals and take the actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of the Takeover Statute.

Section 5.18 Litigation and Claims. Each of SYBT and CBI shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of SYBT or CBI, as applicable, threatened against SYBT, CBI or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by SYBT, CBI, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. CBI shall give SYBT the opportunity to participate at SYBT’s own expense in the defense or settlement of any shareholder litigation against CBI and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no settlement shall be agreed without SYBT’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

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Section 5.19 Assumption of CBI Debt. At the Effective Time, SYBT shall assume the due and punctual performance and observance of the covenants and conditions to be performed under the Indentures, relating to the Debentures, and agrees to pay the principal of and premium, if any, and interest on the Debentures, as required by the Indentures. Prior to the Effective Time, SYBT or a SYBT Subsidiary shall take all actions necessary for SYBT or any applicable SYBT Subsidiary to enter into a supplemental indenture or other documents with the applicable trustees of the Indentures to evidence the succession of SYBT as the obligor on the Indentures as of the Effective Time. The parties shall use reasonable best efforts to provide any opinions of counsel to the applicable trustees thereof, required to make the assumptions effective to the extent required by the terms of such Indentures.

Section 5.20 Updated Financial Information. As soon as reasonably available after the date of this Agreement, CBI will deliver to SYBT any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the CBI Interim Financial Statements, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by applicable law (collectively, "Subsequent CBI Financial Statements"). The Subsequent CBI Financial Statements will be prepared on a basis consistent with CBI’s past accounting practices and GAAP, to the extent required, and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial information for the absence of notes and/or year-end adjustments). The Subsequent CBI Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the Subsequent CBI Financial Statements inaccurate, incomplete or misleading in any material respect.

Section 5.21 Data Conversion.  From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate the integration of CBI with the business of SYBT following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by SYBT. The parties agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about March of 2022. Each party shall cooperate with the other party in preparing for Data Conversion and consolidation of systems and business operations generally (including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems, and by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other party). Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 5.22 Financial Advisory Subsidiary.

(a)       CBI shall cause its majority-owned investment adviser subsidiary, Landmark Financial Advisors, LLC, a Kentucky limited liability company (the “Investment Advisor Sub”), prior to Investment Advisor Sub entering into any Advisory Contracts with any new Advisor Clients after the date of this Agreement but prior to the Effective Time, to inform each potential new Advisor Client of the transactions contemplated under this Agreement (in a manner reasonably acceptable to SYBT) and to use its commercially reasonable efforts to include in the relevant Advisory Contract with each new Advisor Client a provision disclosing the transactions contemplated under this Agreement and the consent of the new Advisor Client. For purposes of this Agreement, an “Advisor Client” is any person to which Investment Advisor Sub or the members of Investment Advisor Sub provide investment advice, management, or advisory services regarding securities, and “Advisory Contract” means an investment management, advisory or sub-advisory Contract.

(b)       CBI shall cause Investment Advisor Sub to, in no event later than twenty (20) days after the date of this Agreement, send a letter in a form agreed to by SYBT that is in the form of a negative consent (the "Negative Consent Letter") to each Advisor Client informing each Advisor Client of the change of ownership and control of Investment Advisor Sub contemplated by this Agreement and the resulting deemed assignment of the Advisor Client's Advisory Contract under the Advisers Act and describing the actions the Advisor Client account holder may take if it desires to discontinue its present Advisory Contract. CBI shall cause Investment Advisor Sub to make available to SYBT copies of all Negative Consent Letters sent to the Advisor Clients and all responses to the Negative Consent Letters received from Advisor Clients.

Section 5.23 Disposition of Certain Assets. Prior to the Closing Date, CBI shall dispose, in accordance with applicable laws and sound governance practices for related party transactions, all of the assets of CBI described on Schedule 5.23 to this Agreement (the “Identified Assets”). All proceeds of the sale of the Identified Assets shall be promptly distributed by CBI pro rata to the shareholders of CBI (according to their respective ownership of shares of CBI Common Stock), in each case net of the book value of the Identified Assets as set forth on the books and records of CBI. Prior to the consummation of each disposition of an Identified Asset by the CBI: (i) the material facts of the proposed sale of the Identified Asset and the direct or indirect interest (as such concept is defined in KRS 271B.8-310(2)) of any member of the Board of Directors of CBI (an “Interested Director”) with respect to the Identified Asset shall be disclosed to all of the members of the Board of Directors of CBI who are not Interested Directors with respect to the Identified Asset (the “Independent Directors”), and (ii) the terms and conditions of the proposed disposition of the Identified Asset shall have been approved by a majority of the Independent Directors.

Section 5.24 Insurance Policies. With respect to any Insurance Policy that would otherwise expire prior to the Closing Date, CBI shall, or shall cause the applicable CBI Subsidiary to, renew the applicable Insurance Policy without any reduction or dilution of coverage, using reasonable efforts to obtain from the applicable insurer a renewal period covering the date of renewal through the anticipated Closing Date. CBI shall, or shall cause the applicable CBI Subsidiary to, prior to the Closing Date, purchase and obtain three-year tail coverage for each Insurance Policy. The provisions of this Section 5.24 shall not apply with respect to the D&O Insurance, which shall be governed by the provisions of Section 5.9 of this Agreement.

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Section 5.25 Absence of Control. It is the intent of the parties to this Agreement that SYBT, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated by this Agreement) to control, directly or indirectly, CBI or any of the CBI Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CBI or any of the CBI Subsidiaries.

Section 5.26 Certified List of CBI Shareholders. CBI shall provide to SYBT a certified list (certified by the Secretary or an Assistant Secretary of CBI) of the holders of CBI Common Stock of record as of the close of business on the Closing Date showing, by holder and in the aggregate, the number of shares of CBI of record as of the close of business on the Closing Date.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       CBI Shareholder Approval.  This Agreement shall have been approved by the shareholders of CBI by the Requisite CBI Vote.

(b)       NASDAQ Eligibility.  The shares of SYBT Common Stock that shall be issuable as Merger Consideration pursuant to this Agreement shall be eligible for trading on the NASDAQ.

(c)       Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)       No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.

(e)       Tax Opinion.  SYBT and CBI shall have each received a written opinion of Frost Brown Todd LLC (“FBT”), in form and substance reasonably satisfactory to each of SYBT and CBI, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Merger and the Parent-Sub Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of CBI to the extent they receive shares of SYBT Common Stock in connection with the Merger in exchange for their shares of CBI Common Stock, except that gain or loss will be recognized with respect to any cash received.  In rendering the written opinion, FBT may require and rely upon customary representations contained in certificates of officers of SYBT, Merger Subsidiary and CBI, reasonably satisfactory in form and substance to FBT.

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Section 6.2 Conditions to Obligations of SYBT and Merger Subsidiary.  The obligation of SYBT and Merger Subsidiary to effect the Merger is also subject to the satisfaction, or waiver by SYBT, at or prior to the Effective Time, of the following conditions:

(a)       Representations and Warranties.  Other than the representations and warranties of CBI set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), and Section 3.7 (Broker’s Fees), the representations and warranties of CBI contained in this Agreement (considered individually and collectively) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date). The representations and warranties of CBI set forth in Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3 (Authority; No Violation), and Section 3.7 (Broker’s Fees) shall be true in all respects on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the date spoken).

(b)       Performance of Obligations of CBI.  CBI shall have performed in all material respects the obligations required to be performed by CBI under this Agreement at or prior to the Closing Date.

(c)       Closing Certificates. SYBT shall have received a certificate, dated as of the Closing Date, and signed on behalf of CBI by the President of CBI, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)       Dissenting Shares. SYBT shall have received from CBI a certified list of those holders of CBI Common Stock who are holders of Dissenting Shares and the number of shares of CBI Common Stock as which each of them are holding Dissenting Shares. The Dissenting Shares shall represent no more than 5% of the outstanding shares of CBI Common Stock.

(e)       Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to CBI.

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(f)       Closing Net Equity. CBI’s Closing Net Equity as of the close of business on the Closing Date shall not be less than $94,458,866. For purposes of this Section 6.2(f), “Closing Net Equity” shall be an estimate of the “total equity capital” of CBI calculated in accordance with GAAP and the requirements of the applicable Governmental Entities, and specifically (i) in the manner as reported on Schedule SC – Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies – FR Y-9SP, plus (ii) the amount of CBI’s equity capital with respect to its non-controlling interest in the Investment Advisor Sub, in each case calculated as of the close of business on the Closing Date; provided, that there shall be excluded from the calculation of “total equity capital” (i) any net unrealized gains or losses on available for sale securities from June 30, 2021 through the Closing Date, (ii) any fees or expenses of attorneys, accountants, financial advisers and investment bankers incurred or accrued by CBI in connection with this Agreement and the consummation of the transactions contemplated hereby, and (iii) any early termination fees or penalties incurred or accrued by CBI in connection with the termination of any agreement at the request or direction of SYBT. CBI shall deliver to SYBT no later than five (5) business days prior to the scheduled Closing Date a written estimate of the Closing Net Equity.

(g)       Non-Performing Assets. On the Closing Date, the aggregate outstanding amount of Non-Performing Assets of the CBI Bank shall be no more than $13,071,903, where "Non-Performing Assets" is defined to include (i) the outstanding balance of all Loans on non-accrual status, (ii) the outstanding balance of all Loans 90 days or more past due, (iii) the outstanding balance of all Loans that have undergone trouble debt restructuring, and (iv) the fair market value (less estimated cost to sell) of all OREO of CBI Bank and any Subsidiary of CBI Bank.

(h)       Legal Opinion. SYBT shall have received from Squire Patton Boggs, counsel to CBI, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to SYBT and opining to the matters set forth on Exhibit C.

(i)       Investor Agreement. Each of the shareholders of CBI identified in the form of Investor Agreement attached to this Agreement as Exhibit E (the “Investor Agreement”) shall have entered into the Investor Agreement with SYBT.

(j)       Investment Advisor Sub Negative Consents. CBI shall have delivered to SYBT a list of each Advisor Client who notifies Investment Advisor Sub during the negative consent period set forth in the Negative Consent Letter that the Advisor Client is discontinuing its Advisory Contract with Investment Advisor Sub. Any Advisor Clients who notify Investment Advisor Sub during the negative consent period set forth in the Negative Consent Letter that they are discontinuing their respective Advisory Contracts shall not represent collectively more than forty percent (40%) of Investment Advisor Sub’s aggregate revenues for the period of four consecutive quarters immediately preceding the Closing.

(k)       Registration Rights Agreement. Darrell R. Wells must have entered into the Registration Rights Agreement with SYBT in accordance with Section 5.6(d) of this Agreement.

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Section 6.3 Conditions to Obligations of CBI.  The obligation of CBI to effect the Merger is also subject to the satisfaction or waiver by CBI at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. Other than the representations and warranties of SYBT and Merger Subsidiary set forth in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), and Section 4.7 (Broker’s Fees), the representations and warranties of SYBT and Merger Subsidiary contained in this Agreement (considered individually and collectively) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the spoken date). The representations and warranties of SYBT and Merger Subsidiary set forth in Section 4.1 (Corporate Organization), Section 4.2 (Capitalization), Section 4.3 (Authority; No Violation), and Section 4.7 (Broker’s Fees) shall be true in all respects on and as of the date of this Agreement and on and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically to the date of this Agreement or another date shall be true and correct as of the date spoken).

(b)       Performance of Obligations of SYBT and Merger Subsidiary.  SYBT and Merger Subsidiary shall have performed in all material respects the obligations required to be performed by SYBT and Merger Subsidiary under this Agreement at or prior to the Closing Date.

(c)       Closing Certificates. CBI shall have received a certificate, dated as of the Closing Date, and signed on behalf of SYBT and Merger Subsidiary by the President of SYBT and of Merger Subsidiary, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)       Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to SYBT.

(e)       Investor Agreement. SYBT shall have entered into the Investor Agreement with each shareholder of CBI identified in the Investor Agreement and such shareholder’s spouse, as applicable.

(f)       Registration Rights Agreement. SYBT must have entered into the Registration Rights Agreement with Darrell R. Wells in accordance with Section 5.6(d) of this Agreement.

ARTICLE VII
TERMINATION AND AMENDMENT

Section 7.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CBI, this Agreement may be terminated at any time prior to the Effective Time:

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(a)       by mutual consent of SYBT and CBI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b)       by either SYBT or CBI if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and the denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of the seeking party set forth herein;

(c)       by either SYBT or CBI if the Merger shall not have been consummated on or before the date that is one year from the date of this Agreement (the “Outside Date”), unless the failure of the Closing to occur by the Outside Date shall be due primarily to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of the seeking party set forth herein and such failure has caused or resulted in either (i) the failure to satisfy the conditions set forth in Article VI prior to the Outside Date, or (ii) the failure of the Closing to have occurred on or prior to the Outside Date;

(d)       by either SYBT or CBI if the Requisite CBI Vote shall not have been obtained at the CBI Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 7.1(d) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite CBI Vote at the CBI Meeting or at any adjournment or postponement thereof;

(e)       by either SYBT or CBI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any representation or warranty shall cease to be true) set forth in this Agreement on the part of CBI, in the case of a termination by SYBT, or SYBT, in the case of a termination by CBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by the party (or failures of the representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.2, in the case of a termination by SYBT, or Section 6.3, in the case of a termination by CBI, and which is not cured by the earlier of (i) the Outside Date or (ii) within thirty (30) days (or the period of fewer days as remain until the Outside Date) following written notice to CBI, in the case of a termination by SYBT, or to SYBT, in the case of a termination by CBI, or which by its nature or timing cannot be cured during the 30-day period (or the period of fewer days as remain prior to the Outside Date);

(f)       by SYBT prior to the time the Requisite CBI Vote is obtained, if (i) the Board of Directors of CBI shall have (A) failed to include the Board Recommendation in the Proxy Statement, or withdrawn, modified or qualified the Board Recommendation in a manner adverse to SYBT, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within ten (10) business days after the commencement of the tender or exchange offer, or (B) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (ii) CBI or its Board of Directors has breached its obligations under Section 5.6 or Section 5.14 in any material respect (other than unintentional, immaterial breaches that do not prejudice SYBT’s rights under such sections); or

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(g)       by SYBT if greater than 5% of the outstanding shares of CBI Common Stock have become and remain Dissenting Shares.

Section 7.2 Effect of Termination.

(a)       In the event of termination of this Agreement by either SYBT or CBI as provided in Section 7.1, this Agreement shall become void and have no effect, and none of SYBT, CBI, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that:

(i)       Section 5.5(b), this Section 7.2, and Article VIII shall survive any termination of this Agreement; and

(ii)       notwithstanding anything to the contrary contained in this Agreement, neither SYBT nor CBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.

(b)       In the event that:

(i)

(1)       after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or made known to senior management or the Board of Directors of CBI or has been made directly to the CBI shareholders generally or any person shall have publicly announced (and, in each case, not unconditionally withdrawn at least two (2) days prior to the CBI meeting) an Acquisition Proposal with respect to CBI, and (A) thereafter this Agreement is terminated by either CBI or SYBT pursuant to Section 7.1(c) without the Requisite CBI Vote having been obtained (and all other conditions set forth in Sections 6.1 and Section 6.3 had been satisfied or were capable of being satisfied at a time prior to the termination), or (B) thereafter this Agreement is terminated by either SYBT or CBI pursuant to Section 7.1(d), or (C) thereafter this Agreement is terminated by SYBT pursuant to Section 7.1(e) as a result of a willful breach; AND

(2)       prior to the date that is twelve (12) months after the date of the termination of this Agreement, CBI enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CBI shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay SYBT, by wire transfer of same day funds (to an account designated in writing by SYBT), a fee equal to $8,000,000 (the “Termination Fee”); or

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(ii)       this Agreement is terminated by SYBT pursuant to Section 7.1(f), then CBI shall pay SYBT, by wire transfer of same day funds (to an account designated in writing by SYBT), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c)       Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 7.1 under circumstances where the Termination Fee is payable to SYBT and paid in full by CBI pursuant to this Section 7.2, the payment of such Termination Fee shall be the sole and exclusive remedy available to SYBT or Merger Subsidiary and the maximum aggregate liability of CBI with respect to this Agreement and the transactions contemplated by this Agreement, and CBI (and CBI’s affiliates and its and their respective directors, officers, employees, shareholders and other Representatives) shall have no further liability with respect to this Agreement or the transactions contemplated hereby to SYBT, Merger Subsidiary or any of their respective affiliates or Representatives and in no event shall SYBT or Merger Subsidiary or any of their respective affiliates or Representatives seek any (i) equitable relief or equitable remedies of any kind whatsoever or (ii) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages other than the Termination Fee, and no party shall be required to pay such fee on more than one occasion.

(d)       CBI acknowledges that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SYBT would not enter into this Agreement; accordingly, if CBI fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain the payment SYBT commences a suit which results in a judgment against CBI for payment of any such amount, CBI shall pay the costs and expenses of SYBT (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if CBI fails to pay the amounts payable pursuant to this Section 7.2, then CBI shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The amounts payable pursuant to Section 7.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be (together with the amounts specified in this Section 7.2(d)) the sole monetary remedy of SYBT in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE VIII
GENERAL PROVISIONS

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Section 8.1 Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Non-Disclosure Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 5.9 of this Agreement, Section 5.5(b) of this Agreement, those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, all covenants regarding non-competition and non-solicitation in the CBI Support Agreements, and all Continuing Employee Agreements.

Section 8.2 Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CBI; provided that after approval of this Agreement by the shareholders of CBI, there may not be, without further approval of the shareholders of CBI, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

Section 8.3 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided that after approval of this Agreement by the shareholders of CBI there may not be, without further approval of the shareholders of CBI, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4 Expenses.  Except as otherwise provided in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense.

Section 8.5 Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:

(a)  if to CBI, to:

Commonwealth Bancshares, Inc.

4350 Brownsboro Road, Suite 310

Louisville, KY 40207

Attention:  Mike Dugle

Email: Michael.dugle@cbandt.com

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With a copy (which shall not constitute notice) to:

Squire Patton Boggs

201 E. Fourth Street

Suite 1900

Cincinnati, OH 45202

Attention: James Barresi

Email: james.barresi@squirepb.com

(b)  if to SYBT or Merger Subsidiary, to:

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention: James A. Hillebrand, CEO

Email: Ja.Hillebrand@syb.com

With a copy to:

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention: Craig Bradley, General Counsel

Email: craig.bradley@syb.com

and with a copy (which shall not constitute notice) to:

Frost Brown Todd LLC

400 W. Market St., 32nd Floor

Louisville, KY 40202

Attention:	R. James Straus
Nathan L. Berger
E-mail:	jstraus@fbtlaw.com
nberger@fbtlaw.com

Section 8.6 Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, the reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of CBI means the actual knowledge after reasonable inquiry of any of the officers of CBI listed on Section 8.6 of CBI Disclosure Schedule, and the “knowledge” of SYBT means the actual knowledge after reasonable inquiry of any of the officers of SYBT listed on Section 8.6 of SYBT Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Louisville, Kentucky are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person, (iv) “made available” means any document or other information that was provided by one party or its representatives to the other party and its representatives prior to the date hereof, included in the virtual data room of a party prior to the date hereof or filed by a party with the SEC and publicly available on EDGAR prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Parent-Sub Merger and the Bank Merger.  The CBI Disclosure Schedule and the SYBT Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to the referenced section.

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Section 8.7 Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.8 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), together with the Non-Disclosure Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.9 Governing Law; Jurisdiction.

(a)       This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.

(b)       Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 8.5.

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Section 8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in (i) Section 5.9, which is intended to benefit each CBI Indemnified Party and his or her heir and representatives, and (ii) Section 5.6(d), which is intended to benefit CBI shareholders that receive SYBT Common Stock in connection with the Merger; this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in the representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached.  Accordingly, subject to the provisions of Section 7.2(c) in connection with the termination of this Agreement, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Subject to the provisions of Section 7.2(c) in connection with the termination of this Agreement, each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

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Section 8.13 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 8.14 Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

Section 8.15 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 4.32(b)) of a Regulatory Agency by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature Page Follows]

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IN WITNESS WHEREOF, CBI, SYBT, and Merger Subsidiary have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CBI:

Commonwealth Bancshares, Inc.

By:	/s/ Darrell R. Wells
Darrell R. Wells, Chairman and CEO

SYBT:

Stock Yards Bancorp, Inc.

By:	/s/ James A. Hillebrand
James A. Hillebrand, CEO

MERGER SUBSIDIARY:

H. Troutman Merger Subsidiary, Inc.

By:	/s/ James A. Hillebrand
James A. Hillebrand, CEO

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

Form of CBI Support Agreement

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SUPPORT AGREEMENT

This Support Agreement, dated as of August 3, 2021 (this “Agreement”), is entered into between Stock Yards Bancorp, Inc., a Kentucky corporation (“SYBT”), and ___________ (“Shareholder”).

Recitals

A.                Concurrently with the execution and delivery of this Agreement, SYBT, H. Troutman Merger Subsidiary, Inc., a Kentucky corporation and direct, wholly-owned subsidiary of SYBT (“Merger Subsidiary”), and Commonwealth Bancshares, Inc., a Kentucky corporation (“CBI”) and parent bank holding company of Commonwealth Bank & Trust Company, a Kentucky banking corporation (the “Bank”) are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary shall be merged with and into CBI, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings provided in the Merger Agreement.

B.                 As of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of CBI Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of CBI Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).

C.                 As an inducement and condition to entering into the Merger Agreement, SYBT has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

aRTICLE I
VOTING AGREEMENT

Section 1.1 Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the CBI Meeting, and at any other meeting of the shareholders of CBI, however called, or any adjournment or postponement thereof, Shareholder shall:

(a)       appear at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CBI contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the transactions contemplated by the Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.

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Section 1.2 Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of CBI or the CBI Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of CBI or the CBI Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to CBI, the CBI Subsidiaries or their respective shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to SYBT as follows:

Section 2.1 Authority; Authorization.

(a)       Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

(b)       This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(c)       Assuming the authorization, execution and delivery of this Agreement by SYBT, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)       If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.2 Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

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Section 2.3 Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of CBI Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the CBI Meeting or any other shareholder meeting of CBI in connection with the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 2.4 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any Governmental Entity that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.5 Reliance by SYBT. Shareholder understands and acknowledges that SYBT is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III
COVENANTS

Section 3.1 No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a)       Shareholder agrees that during the term of this Agreement Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 5.14 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of CBI Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of CBI vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than SYBT with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.

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(b)       Shareholder hereby agrees to notify SYBT promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of CBI Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.2 Restrictions on Transfer and Proxies; Non-Interference.

(a)       Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with SYBT’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of CBI or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.

(b)       Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3 Dissenters’ Rights. Shareholder agrees not to exercise any right to dissent (including, without limitation, under any rights set forth in Sections 271B.13-010 through 271B.13-310 of the KBCA) as to any Owned Shares which may arise with respect to the Merger or the transactions contemplated by the Merger Agreement.

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Section 3.4 Stop Transfer. Shareholder agrees that it shall not request that CBI register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless the transfer is made in compliance with this Agreement.

Section 3.5 Further Assurances; Cooperation.

(a)       Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with SYBT and CBI in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by SYBT for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Agencies).

(b)       Shareholder consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by law or any Regulatory Agency or Governmental Entity, in any other documents or communications provided by SYBT or CBI to any Regulatory Agency or Governmental Entity or to security holders of SYBT or CBI) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with SYBT and the SYBT Subsidiaries and/or CBI, the Bank, and the other CBI Subsidiaries.

Section 3.6 Non-Competition and Non-Solicitation.

(a)       Shareholder agrees that for (x) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors or as an officer of CBI or Bank) and (y) for a period of three (3) years following the Effective Time, Shareholder will not:

(i)       engage in a Competitive Business (as defined below) as an employee, shareholder, partner, member, manager, officer or director; provided that the foregoing shall not prohibit the Shareholder from (A) continuing to engage in the activities in which the Shareholder is currently a participant which are expressly set forth on Attachment B attached hereto (provided, however, for the avoidance of doubt, the Shareholder’s continuing to engage in the activities set forth on Attachment B does not relieve the Shareholder of the Shareholder’s obligations under Section 3.6(a)(ii) or (iii) of this Agreement), or (B) holding up to five (5%) of the outstanding securities of any class of any publicly held company which is a Competitive Business;

(ii)       (A) solicit or otherwise attempt in any manner to cause or otherwise encourage any persons who are employees of CBI, the Bank, any other CBI Subsidiary, SYBT, or any SYBT Subsidiary prior to, at, or after the Effective Time (“Employees” and each individually an “Employee”) to leave the employ of CBI, the Bank, any other CBI Subsidiary, SYBT or any of the SYBT Subsidiaries, or (B) hire any Employee, or cause, induce or encourage any Competitive Business to hire any Employee; or

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(iii)       (A) induce, persuade, encourage or influence, or attempt to induce, persuade, encourage or influence, any person (as such term is interpreted in Section 8.6 of the Merger Agreement) having a business relationship with CBI, the Bank, any other CBI Subsidiary, SYBT or any SYBT Subsidiary, to discontinue, reduce or restrict such relationship or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who are or were depositors, borrowers or customers of CBI, the Bank, any other CBI Subsidiary, SYBT or any SYBT Subsidiary prior to, at, or after the Effective Time; provided, however, nothing in this Section 3.6(a)(iii) shall prevent the Shareholder from engaging in the Shareholder’s personal, family, business or employment activities as a customer of a Competitive Business.

(iv)       For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, investment, mortgage banking, financial planning or wealth management or investment advisor, trust company, industrial bank, insurance company, or any other financial institution or bank holding company either located or doing business either (A) within the Kentucky counties of Boone, Hardin, Jefferson, Kenton, and/or Shelby, or (B) within any county contiguous to any county referred to in item (A) of this Section 3.6(a)(iv).

(b)       Shareholder acknowledges and agrees that the business conducted by SYBT and the SYBT Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.6 are made as a necessary inducement for SYBT to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and SYBT each consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.6 is unenforceable against any party, the provisions of this Section 3.6 shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as the applicable court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence the applicable amendment.

(c)       Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect SYBT’s legitimate business interests and to protect the value of SYBT’s acquisition of CBI.

(d)       Neither party will, at any time during the three (3) year period referred to in Section 3.6(a) of this Agreement, disparage the other party, or the business conducted by such other party, or any of such other party’s stockholders, members, directors, managers, officers, employees or agents.

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ARTICLE IV
Termination

Section 4.1 Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the date that is three (3) years following the Effective Time.

Section 4.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any breach of this Agreement occurring prior to the termination of this Agreement or any obligations under this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1 Amendment; Waivers. Any provision of this Agreement may be amended or waived if, and only if, the amendment or waiver is in writing and signed (a) in the case of an amendment, by SYBT and Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.

Section 5.2 Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3 Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

(i) if to Shareholder: The address provided on Attachment A hereto.

(ii) if to SYBT:

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention: James A. Hillebrand, CEO

Email: Ja.Hillebrand@syb.com

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with a copy to :

Stock Yards Bancorp, Inc.

1040 E. Main St.

Louisville, KY 40206

Attention: Craig Bradley, General Counsel

Email: craig.bradley@syb.com

and with a copy (which shall not constitute notice) to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, KY 40202

Attention:	R. James Straus
Nathan L. Berger
Email:	jstraus@fbtlaw.com
nberger@fbtlaw.com

Section 5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of SYBT.

Section 5.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.7 Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that SYBT would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which SYBT may be entitled (including monetary damages), SYBT shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither SYBT, Merger Subsidiary nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

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Section 5.8 Governing Law.

(a)       This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law.

(b)       Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the federal or state courts located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 5.3. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.

Section 5.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 5.11 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12 Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

SYBT:

Stock Yards Bancorp, Inc.

By:
James A. Hillebrand, CEO

SHAREHOLDER

Print Name: _____________________________

SHAREHOLDER’S SPOUSE

Print Name: _____________________________

[Signature Page to Support Agreement]

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EXECUTION VERSION

Attachment A

Owned Shares

Name and Address of Shareholder	Owned Shares
[NAME] [ ] [ ] Phone: [ ] Email: [ ]

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Attachment B

Current Activities

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Exhibit B

Form of Agreement and Plan of Bank Merger

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AGREEMENT AND PLAN OF BANK MERGER

This is an Agreement and Plan of Bank Merger (this "Plan of Merger") dated as of ________, 2021, between Stock Yards Bank & Trust Company, a Kentucky banking corporation ("SY Bank"), and Commonwealth Bank & Trust Company, a Kentucky banking corporation ("CBI Bank").

RECITALS

A.       Stock Yards Bancorp, Inc., a Kentucky corporation ("Parent Bancorp"), H. Troutman Merger Subsidiary, Inc., a Kentucky corporation ("Merger Sub"), and Commonwealth Bancshares, Inc., a Kentucky corporation ("Target Bancorp"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated August 3, 2021, pursuant to which Parent Bancorp would acquire all of the issued and outstanding capital stock of Target Bancorp in a statutory merger of Merger Sub with and into Target Bancorp (the "Statutory Merger"), with Target Bancorp being the surviving corporation of the Statutory Merger.

B.       The Merger Agreement contemplates that immediately following, the consummation of the Statutory Merger, or at such later time as Parent Bancorp may determine, CBI Bank is to be merged with and into SY Bank.

C.       Parent Bancorp, as the sole shareholder of CBI Bank and SY Bank immediately after consummation of the Statutory Merger, desires to cause CBI Bank to merge with and into SY Bank immediately following the Statutory Merger or at such later time as Parent Bancorp may determine (the "Bank Merger").

D.       In consideration of the recitals and the mutual agreements, covenants and undertakings contained herein and for the purpose of setting forth the terms and conditions of the Bank Merger, the parties, intending to be legally bound, agree as follows:

AGREEMENTS

1.                  Bank Merger. At the Effective Time (as hereinafter defined) and upon the terms and conditions set forth in this Plan of Merger, CBI Bank shall be merged with and into SY Bank, and SY Bank shall continue in existence as the surviving corporation of the merger (the "Surviving Bank").

2.                  Articles of Merger. Subject to consummation of the Statutory Merger and the other provisions of this Plan of Merger, immediately after the Statutory Merger or at such later time as Parent Bancorp may determine, and upon receipt of all required shareholder and regulatory approvals, SY Bank and CBI Bank will cause Articles of Merger facilitating the Bank Merger to be executed and delivered for filing to the Secretary of State of the Commonwealth of Kentucky.

3.                  Effective Time. The date and time specified in the Articles of Merger filed with the Secretary of State of the Commonwealth of Kentucky shall be deemed the effective time of the Bank Merger (the "Effective Time").

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4.                  Articles of Incorporation and Bylaws. The Articles of Incorporation of SY Bank, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until they shall be thereafter altered, amended, or repealed in accordance with law. Until amended or repealed as therein provided, the Bylaws of SY Bank in effect at the Effective Time shall be the Bylaws of the Surviving Bank.

5.                  Directors and Officers. The directors and officers of SY Bank shall be the directors and officers of the Surviving Bank until the next annual meeting of shareholders and directors of Surviving Bank, unless their tenure as officers or directors is sooner terminated.

6.                  Names and Offices. The name of the Surviving Bank shall be "Stock Yards Bank & Trust Company." The main office of the Surviving Bank shall be the main office of SY Bank immediately prior to the Effective Time. All branch offices of SY Bank and offices of CBI Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices which may be authorized by SY Bank or the CBI Bank and applicable regulatory authorities after the date hereof.

7.                  Conversion of CBI Bank Shares. At the Effective Time, each issued and outstanding share of CBI Bank capital stock shall automatically by virtue of the Bank Merger be canceled without payment.

8.                  SY Bank Capital Stock. The shares of SY Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Bank Merger.

9.                  Certain Effects of Merger. At the Effective Time, in addition to the effects otherwise provided by United States and Kentucky law, SY Bank and CBI Bank shall become a single corporation and the separate existence of CBI Bank shall cease. Surviving Bank shall possess all the rights, privileges, powers and franchises of both a public and private nature of CBI Bank subject to all of its restrictions, disabilities and duties, and shall also possess all of the property (real, personal and mixed) and all debts due to CBI Bank. All other things in action of or belonging to CBI Bank shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises and all and every other interest shall thereafter be the property of the Surviving Bank, and the title to any real estate vested by deed or otherwise in CBI Bank shall not revert or be in any way impaired by reason of the Bank Merger. All rights of creditors and all liens of CBI Bank shall be preserved unimpaired, and all debts, liabilities and duties of CBI Bank shall at the Effective Time become obligations of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

10.              Termination. This Plan of Merger shall be terminated upon the agreement of the parties hereto. In addition, this Plan of Merger shall terminate automatically upon termination of the Merger Agreement prior to the consummation of the Statutory Merger.

11.              Conditions. The respective obligations of each party hereto to effect the Merger shall be subject to: (a) the consummation of the Statutory Merger; and (b) the receipt of all approvals and consents of regulatory authorities required by law to effect the Merger.

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12.              Amendment. On or before the Effective Time, the parties may amend, modify or supplement this Plan of Merger in the manner as may be agreed upon between the parties in writing.

13.              Counterparts; Electronic Signatures. This Plan of Merger may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14.              Governing Law. This Plan of Merger shall be governed in all respects by the laws of the Commonwealth of Kentucky.

15.              Waiver. Any of the terms or conditions of this Plan of Merger may be waived at any time by the party that is entitled to the benefit thereof.

16.              Assignment. This Plan of Merger may not be assigned by any party hereto without the prior written consent of the other party.

[Signature page follows]

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In witness whereof, the parties have caused this Plan of Merger to be executed and delivered by their duly authorized officers, on the date first above written.

Stock Yards Bank & Trust Company

By:
James A. Hillebrand, CEO

Commonwealth Bank & Trust Company

By:
John W. Key, CEO

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Exhibit C

Opinion of Counsel to CBI

(Subject to standard opinion qualifications of Squire Patton Boggs)

1.       The execution and delivery of the Agreement by CBI, and the consummation of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of CBI (including without limitation all required action of the Board of Directors and the shareholders of CBI).

2.       The execution and delivery of the Bank Merger Agreement by CBI Bank, and the consummation of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of CBI Bank (including without limitation all required action of the Board of Directors of CBI Bank and CBI as the sole shareholder of CBI Bank).

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Exhibit D

Form of Registration Rights Agreement

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REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [   ], 2021, is made and entered into by and among Stock Yards Bancorp, Inc., a Kentucky corporation (the “Company”), Darrell R. Wells (in his individual capacity, and as the “Holder Representative”), a former shareholder of Commonwealth Bancshares, Inc., a Kentucky corporation (“CBI”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 2(e) of this Agreement, (such shareholders, together with Darrell R. Wells, the “Holders,” and, together with Darrell R. Wells and the Company, the “Parties”).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of August 3, 2021 (as amended or supplemented from time to time prior to the date hereof, the “Merger Agreement”), by and among the Company, H. Troutman Merger Subsidiary, Inc., a Kentucky corporation (“Merger Subsidiary”) and a direct wholly owned subsidiary of the Company, and CBI, pursuant to which, subject to the terms and conditions thereof, Merger Subsidiary will merge with and into CBI (the “Merger”), with CBI surviving the Merger as a direct, wholly owned Subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Holders received shares of common stock, no par value of the Company (collectively, the “Common Stock”);

WHEREAS, the Company desires to provide the Holders with registration rights with respect to the Registrable Securities (as defined in Section 1) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Merger Agreement shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

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 “Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which the Commission is open for business.

“Closing” and “Closing Date” have the meanings set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s Common Stock, no par value, and any securities into which such Common Stock may hereinafter be reclassified.

“Controlling Person” means each Person who controls another Person within the meaning of Section 15 of the Securities Act.

“Effectiveness Period” shall have the meaning set forth in Section 2(b).

“Effective Date” means the date that the Shelf Registration Statement is first declared effective by the Commission.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

“Holder” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in the Merger Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Registration” shall have the meaning set forth in Section 3(a).

“Principal Market” means the NASDAQ or such other trading market on which the Common Stock is primarily listed on and quoted for trading at any time.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

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“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the shares of Common Stock issued or issuable upon consummation of the Merger, provided, that the Holder has completed and delivered to the Company a Selling Shareholder Questionnaire; and provided, further, that such securities shall cease to be Registrable Securities upon the earliest to occur of the following: (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; (ii) except with respect to shares held by the Principal Shareholders (as defined in the Investor Agreement), when and to the extent such securities have become eligible for sale by the applicable Holder pursuant to Rule 144 without any restriction on the volume or manner of such sale; (iii) the termination of the Investor Agreement dated as of the date hereof among Company and the principal shareholders named therein (the “Investor Agreement”); or (iv) when such securities shall have ceased to be issued and outstanding.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Rule 144,” “Rule 415,” “Rule 424,” etc., refer to certain Rules promulgated by the Commission pursuant to the Securities Act, as each such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

 "SEC Guidance" means (i) any publicly available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

“Selling Shareholder Questionnaire” means a questionnaire in the form attached as Appendix B hereto, or such other form of questionnaire as may reasonably be adopted by the Company from time to time.

“Shelf Registration Statement” means the Registration Statement filed pursuant to Section 2(a) of this Agreement.

“Trading Day” means a day on which the shares of Common Stock are listed or quoted and traded on its Principal Market.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2(f).

“Underwritten Shelf Takedown Registration Expenses” shall mean the documented, out-of-pocket expenses incurred specifically in connection with a requested Underwritten Shelf Takedown, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company; and

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with the requested Underwritten Shelf Takedown.

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“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

2.           Shelf Registration.

(a)       Filing. The Company shall use commercially reasonable efforts to prepare and file with the Commission within 30 days after the Closing a shelf registration statement on Form S-3 (or any successor form) providing for continuous resales of the Registrable Securities pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) in connection with the registration after the Closing under the Securities Act of the shares of the Common Stock issued to the shareholders of CBI as Merger Consideration in the Merger. If the Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering for resale all Common Stock issued as Merger Consideration in the Merger. The Shelf Registration Statement shall contain the “Plan of Distribution” section substantially in the form attached hereto as Appendix A.

(b)        Effectiveness. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to Section 2(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders for a period from the Effective Date until such time as there are no Registrable Securities remaining (the “Effectiveness Period”).

(c)        Selling Shareholder Questionnaire. In order for a Holder to receive the rights and benefits contemplated by the Shelf Registration Statement, the Company must have received from the Holder the Holder’s completed shareholder questionnaire in the form of Appendix B attached hereto by no later than the 25th day after the date of the Closing (unless such time period is extended by the Company).

(d)        Alternative Registration. If Form S-3 is not available for the registration of the resale of Registrable Securities, the Company shall (i) register the resale of the Registrable Securities on another appropriate form available to the Company to register the Registrable Securities for resale as a secondary offering and (ii) undertake to register the Registrable Securities on Form S-3 promptly after it is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

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(e)       Additional Holders. The Company may make any person or entity that is the owner of Registrable Securities a party to this Agreement by obtaining an executed joinder to this Agreement (each such person or entity an “Additional Holder”) from such Additional Holder in the form of Appendix C attached hereto (a “Joinder”). The Joinder must be received by the Company no later than the 25th day after the date of the Closing (unless such time period is extended by the Company).

(f)       Underwritten Shelf Takedown. Subject to Section 7, following the expiration of the Initial Lock-Up Period (as defined in the Investor Agreement), at any time that a Shelf Registration Statement is effective, Darrell R. Wells, (in such capacity, the “Demanding Holder”) may request to sell in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (the “Underwritten Shelf Takedown”) all or part of the Registrable Securities held by the Principal Shareholders; provided that Company shall only be obligated to effect one Underwritten Shelf Takedown at the request of the Demanding Holder. The request for an Underwritten Shelf Takedown shall be made by giving written notice to the Company, which shall specify the number of Registrable Securities to be offered and sold under the Underwritten Shelf Takedown. The Company shall have no obligation to effect an Underwritten Shelf Takedown under this section on behalf of the Demanding Holder unless the expected gross proceeds from such offering exceed $30.0 million. The Company shall have the right to select the Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks). The Company may effect any Underwritten Offering pursuant to any then effective Registration Statement that is then available for such offering. A registration will not count as the Underwritten Shelf Takedown if (i) after the Registration Statement has become effective, such Registration Statement becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental entity for any reason before the completion of the sale of the shares to be included in the Underwritten Shelf Takedown, unless such order or requirement is lifted and the Registration Statement becomes effective, or (ii) the conditions to closing specified in the underwriting agreement entered into in connection with the offering and sale of Registrable Securities under such Registration Statement are not satisfied or waived, except if the failure of such closing conditions to be satisfied is caused by the Demanding Holder. Before the filing with the Commission of the applicable “red herring” prospectus supplement (the “Red Herring”) used for marketing the requested Underwritten Shelf Takedown, the Demanding Holder shall have the right to withdraw from the Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of his intention to withdraw from the Underwritten Shelf Takedown. If the Demanding Holder issues the Withdrawal Notice after the filing with the Commission of the Red Herring, the request for an Underwritten Shelf Takedown shall constitute the sole Underwritten Shelf Takedown to be effected for the withdrawing Demanding Holder for purposes of this Section 2(f), unless the Demanding Holder reimburses the Company for all Underwritten Shelf Takedown Registration Expenses with respect to the Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Underwritten Shelf Takedown Registration Expenses incurred in connection with the Underwritten Shelf Takedown, other than if the Demanding Holder elects to pay the Underwritten Shelf Takedown Registration Expenses pursuant to the immediately preceding sentence of this Section 2(f) in order to preserve his right to request an Underwritten Shelf Takedown.

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(g)       Underwriting Agreement for Underwritten Shelf Takedown and Piggyback Registration. In the case of a registration pursuant to Section 2 which involves an Underwritten Shelf Takedown, or in the case of a registration pursuant to Section 3 which involves a Piggyback Registration, if the Company shall enter into an underwriting agreement in connection therewith, then the Demanding Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of the applicable Principal Shareholders and that any or all of the conditions precedent to the obligations of the Underwriters under the underwriting agreement be conditions precedent to the obligations of the Principal Shareholders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by the Principal Shareholders for inclusion in the Registration Statement. The Principal Shareholders shall not be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding the Principal Shareholders, its ownership of and title to the Registrable Securities, any written information specifically provided by the Principal Shareholders for inclusion in the Registration Statement and its intended method of distribution; and any liability of the Principal Shareholders to any Underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall be limited to the amount of the net proceeds received by the Principal Shareholders upon the sale of the Registrable Securities pursuant to the Registration Statement and shall be limited to liability for written information specifically provided by the Principal Shareholders for use in the Registration Statement and Prospectus.

3.           Piggyback Registration.

(a)       If the Company intends to file a Registration Statement covering a primary or secondary offering of any of its Common Stock, whether or not the sale for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable, the Company will promptly (and in any event at least ten (10) Business Days before the anticipated filing date) give written notice to the Demanding Holder referenced in Section 2(f) above of its intention to effect such a registration. The Company will effect the registration under the Securities Act of all Registrable Securities held by the Principal Shareholders that the Demanding Holder requests be included in such registration (a “Piggyback Registration”) by a written notice delivered to the Company within five (5) Business Days after the notice given by the Company in the preceding sentence. Subject to Section 3(b), securities requested to be included in a Company registration pursuant to this Section 3 shall be included by the Company on the same form of Registration Statement as has been selected by the Company for the securities the Company is registering for sale referred to above. The Demanding Holder shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. If the Company elects to terminate any registration filed under this Section 3 prior to the effectiveness of such registration, the Company will have no obligation to register the securities sought to be included by the Demanding Holder in such registration under this Section 3. There shall be no limit to the number of Piggyback Registrations pursuant to this Section 3(a). A Piggyback Registration shall not be considered an “Underwritten Shelf Takedown” subject to the provisions of Section 2(f).

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(b)       If a Registration Statement under this Section 3 relates to an underwritten offering and the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Common Stock and other securities the Company proposes to sell, (ii) second, the Registrable Securities which the Demanding Holder has requested for inclusion pursuant to this Section, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement. The Company shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 3. The Demanding Holder may not participate in any underwritten registration under this Section 3 unless such Demanding Holder (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form (subject to the provisions set forth above in Section 2(g)) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

4.           Registration Procedures.

Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

(a)        prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

(b)        prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holder Representative or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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(c)        prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holder Representative, and such Holder Representative’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement, and such other documents as the Underwriters, if any, and the Holder Representative, and such Holder Representative’s legal counsel may request in order to facilitate the disposition of the Registrable Securities owned by the Holder Representative;

(d)        prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holder that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)        cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f)        provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)        notify each participating Holder, as soon as practicable after the Company receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and the effectiveness of any post-effective amendment thereto;

(h)        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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(i)        at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to the Holder Representative or his counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(j)        notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement;

(k)        in the event of an Underwritten Offering, (i) permit the Demanding Holder, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney or accountant retained by the Demanding Holder, Underwriter or other financial institution to participate, at each such person’s own expense, in the preparation of the Registration Statement; (ii) cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters, financial institution, attorney or accountant agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(l)        obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(m)        in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Demanding Holder and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Demanding Holder or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Demanding Holder;

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(n)        in the event of an Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form consistent with the terms of this Agreement, with the managing Underwriter of such offering or sale;

(o)        make available to its shareholders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(p)        in the event of an Underwritten Shelf Takedown pursuant to Section 2(f), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in the Underwritten Offering;

(q)       use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which the Registrable Securities remain Registrable Securities. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If the automatic shelf registration statement has been outstanding for at least three years, at the end of the third year the Company shall refile a new automatic shelf registration statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective; and

(r)        otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

5.         Registration Expenses.  Except as set forth in Section 2(f) of this Agreement with respect to Underwritten Shelf Takedown Registration Expenses, all Expenses (excluding the Selling Expenses) incurred in connection with any registration, filing, qualification or compliance pursuant to Article 2 shall be borne by the Company, whether or not a registration statement becomes effective.

6.        Indemnification.

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(a)        Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, shareholders, Affiliates and employees of each of them, each Controlling Person of any such Holder (within the meaning of Section 15 of the Securities Act) and the officers, directors, partners, members, managers, shareholders, agents and employees of each such Controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys' fees) and expenses (collectively, “ Losses ”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder's proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved Appendix A hereto for this purpose). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 6(c)) and shall survive the transfer of the Registrable Securities by the Holders.

(b)        Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Controlling Person of the Company, and the directors, officers, agents or employees of such Controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Appendix A hereto for this purpose), such Prospectus or such form of Prospectus or in any amendment or supplement thereto.

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(c)        Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “ Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 6(c)) shall be paid to the Indemnified Party, as incurred, within twenty Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder). The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 6, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

(d)        Contribution.  If a claim for indemnification under Section 6(a) or 6(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys' or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 6(d) was available to such party in accordance with its terms.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 6(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 6 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution, limitation or in lieu of the indemnification provisions under the Merger Agreement.

7.        Adverse Disclosure; Suspension of Sales.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (iv) render the Company unable to comply with requirements under the Securities Act or Exchange Act or (v) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board of concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each, maintain the confidentiality of such notice and its contents.

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(c) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 7 shall be exercised by the Company, in the aggregate, not more than 90 days in any 12-month period.

8.           Miscellaneous.

(a)        Remedies.  In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b)       Compliance.  Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(c)       No Inconsistent Agreements; Investor Agreement.  The Company has not entered, as of the date hereof, nor shall the Company, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. All sales of Registrable Securities hereunder shall be subject to the restrictions set forth in Section 3 of the Investor Agreement dated as of August 3, 2021, among the Company and the Principal Shareholders (as defined therein), except with respect to (i) Registrable Securities sold pursuant to block trades permitted under the Investor Agreement, (ii) Registrable Securities sold pursuant to the Piggyback Registration right pursuant to Section 3(a) of this Agreement, and (iii) Registrable Securities sold pursuant to the Underwritten Shelf Takedown pursuant to Section 2(f) of this Agreement.

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(d)       Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and the Holder Representative provided that any party may give a waiver as to itself. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)       Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Merger Agreement; provided that the Company may deliver to each Holder the documents required to be delivered to such Holder by e-mail to the e-mail addresses provided by such Holder to the Company solely for such specific purpose.

(f)       Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The Company may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Company’s assets) or obligations hereunder without the prior written consent of all the Holders of the then outstanding Registrable Securities. The Holders may not assign their rights under this Agreement, other than in connection with a transfer of shares of Common Stock by a Holder to an Affiliate of such Holder or a distribution by a Holder to its members, general partners or limited partners, which such assignment shall require prior written notice to the Company.

(g)        Execution and Counterparts.  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

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(h)       Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Merger Agreement.

(i)  Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(j)       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k)  Headings.  The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

(l)       Independent Nature of Holders’ Obligations and Rights.  The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder.

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SIGNATURE PAGES TO FOLLOW]

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        IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

Stock Yards Bancorp, Inc.

By: James A. Hillebrand
Its: President and CEO

Darrell R. Wells

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SIGNATURE PAGES OF HOLDERS TO FOLLOW]

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Appendix A

PLAN OF DISTRIBUTION

The selling shareholders (which term as used in this prospectus includes the selling shareholders listed in the table under the heading “Selling Shareholders” and their respective donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other transfer) may, from time to time, sell, transfer or otherwise dispose of any or all of the Common Stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such Common Stock is traded or in private transactions. These prices will be determined by the selling shareholders or by agreement between the selling shareholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.

The selling shareholders may use any one or more of the following methods when disposing of the offered Common Stock:

•       sales on the NASDAQ or any national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of sale;

•       to or through underwriters, brokers or dealers;

•       directly to one or more purchasers;

•       through agents;

•       “at the market offerings” to or through market makers or into an existing market for the securities;

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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•       block trades (which may involve crosses) in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       privately negotiated transactions;

•       an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•       short sales (including short sales “against the box”);

•       through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•       by pledge to secure debts and other obligations;

•       in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•       broker-dealers may agree to sell a specified number of such Common Stock at a stipulated price per share;

•       through the distributions of the shares by any selling shareholder to its general or limited partners, members, managers, affiliates, funds, employees, directors or shareholders;

•       in option transactions;

•       a combination of any such methods of sale; and

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•       any other method permitted pursuant to applicable law and described in an applicable prospectus supplement.

Any public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling shareholders may effect the distribution of the securities from time to time in one or more transactions either:

•       at a fixed price or prices, which may be changed from time to time;

•       at market prices prevailing at the time of sale;

•       at prices relating to the prevailing market prices; or

•       at negotiated prices.

The selling shareholders may act independently of us in making decisions with respect to the timing, manner and size of each of each sale.

The selling shareholders may transfer their shares of Common Stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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Offers to purchase securities may be solicited directly by the selling shareholders and the sale thereof may be made by the selling shareholders directly to institutional investors or others. In such a case, no underwriters or agents would be involved. The selling shareholders may use electronic media, including the Internet, to sell offered securities directly.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. Depending on the type of offering, the underwriters may be obligated to purchase all of the securities if they purchase any of the securities. The underwriters may receive compensation from the selling shareholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our Common Stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.

The selling shareholders may offer the securities covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement.

The selling shareholders may sell the securities through agents from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

If the selling shareholders utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, the selling shareholder may sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale.

In effecting sales, broker-dealers or agents engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the selling shareholder in amounts to be negotiated immediately before the sale. Such compensation may be in excess of customary discounts, concessions or commissions.

In connection with the sale of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities covered by this prospectus in the course of hedging the positions they assume. The selling shareholders may also sell short the securities covered by this prospectus and deliver the securities to close out short positions, or loan or pledge the securities covered by this prospectus to broker-dealers that in turn may sell these securities. The selling shareholders may enter into options or other transactions with broker-dealers or other financial institution that involve the delivery of the shares offered hereby to the broker-dealers or other financial institution, who may then resell or otherwise transfer those securities.

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A selling shareholder that is an entity may elect to make a pro rata in-kind distribution of the shares of Common Stock to its members, partners or shareholders. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the Common Stock acquired in the distribution. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable shares of our Common Stock pursuant to the distribution through this registration statement. A selling shareholder that is an individual may make gifts of shares of Common Stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees. Unless the context otherwise requires, as used in this prospectus, “selling shareholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the selling shareholder as the result of a gift, pledge, partnership distribution or other transfer after the date of this prospectus, and any such persons will be named in the applicable prospectus supplement.

Any underwriter, broker-dealer, or agent that participates in the distribution of the securities may be deemed to be an “underwriter” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement.

The aggregate proceeds to the selling shareholder from the sale of any securities will be the purchase price of such securities less discounts and commissions, if any.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

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Agents, broker-dealers and underwriters may be entitled to indemnification by us and, if applicable, the selling shareholder, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the selling shareholders (or their affiliates) in the ordinary course of business. The selling shareholders may also use underwriters or other third parties with whom such selling shareholders have a material relationship. The selling shareholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

The selling shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the actions of the selling shareholders and their respective affiliates.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

There can be no assurances that the selling shareholders will sell, nor are the selling shareholders required to sell, any or all of the securities offered under this prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling securities under this prospectus, the selling shareholders may sell the securities offered under Rule 144 or pursuant to any other available exemptions from the registration requirements of the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale.

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Appendix B

SELLING SHAREHOLDER QUESTIONNAIRE

Stock Yards Bancorp, Inc.
1040 E. Main Street

Louisville, KY 40206

Ladies and Gentlemen:

The undersigned acknowledges that they are a beneficial owner of securities of Stock Yards Bancorp, Inc. (the “Company”). The undersigned understands that, pursuant to the Registration Rights Agreement, dated as of [ ], 2021, the undersigned will be named as a selling shareholder in the prospectus (the Prospectus”) that forms a part of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) and deliver the Prospectus to purchasers of Registrable Securities (including pursuant to Rule 172 under the Securities Act). The Registration Statement registers for resale under the Securities Act of 1933, as amended (the “Securities Act”), the securities the undersigned owns that are disclosed in response to Question 5(b) of this Questionnaire (the “Registrable Securities”). The Company will use the information that the undersigned provides in this Questionnaire to ensure the accuracy of the Registration Statement and the prospectus, as supplemented from time to time.

Certain legal consequences arise from being named as a selling shareholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of securities to be registered under the Registration Statement are advised to consult their own securities counsel regarding the consequences of being named or not being named as a selling shareholder in the Registration Statement and the related prospectus.

The undersigned acknowledges that by completing, dating, executing and returning this Questionnaire to the Company, the undersigned is giving written notice to the Company of its desire to have the securities disclosed in response to Question 5(b) of this Questionnaire included in the Registration Statement.

Please answer every question. If the answer to any question is “none” or “not applicable,” please so state.

1.                   Name. Type or print the full legal name of the selling shareholder.

_____________________________________________________________________________

2.                   Contact Information. Provide the address, telephone number, fax number and email address of the selling shareholder. By providing the email address, the undersigned hereby authorizes the Company to communicate solely via email, and understands that the undersigned is responsible for notifying the Company and Darrell R. Wells in the event of a change in email address.

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Address:

Phone:
Fax:
Email:

3.                   Relationship with the Company. Describe the nature of any position, office or other material relationship the selling shareholder has had with the Company during the past three years.

4.                   Organizational Structure. Please indicate or (if applicable) describe how the selling shareholder is organized.

(a) Is the selling shareholder a natural person?	___ Yes	___ No
(If so, please mark the box and skip to Question 5.)

(b) Is the selling shareholder a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)?	___ Yes	___ No
(If so, please mark the box and skip to Question 5.)

(c) Is the selling shareholder a majority-owned subsidiary of a reporting company under the Exchange Act?	___ Yes	___ No
(If so, please mark the box and skip to Question 5.)

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(d) Is the selling shareholder a registered investment company under the Investment Company Act of 1940?	___ Yes	___ No
(If so, please mark the box and skip to Question 5.)

If the answer to all of the foregoing questions is “no,” please describe: (i) the exact legal description of the selling shareholder (e.g., corporation, partnership, limited liability company, etc.); (ii) whether the legal entity so described is managed by another entity and the exact legal description of such entity (repeat this step until the last entity described is managed by a person or persons, each of whom is described in any one of (a) through (d) above); (iii) the names of each person or persons having voting and investment control over the Company’s securities that the entity owns (e.g., director(s), general partner(s), managing member(s), etc.).

(e)                Legal Description of Entity:___________________________________________

(f)                 Name of Entity Managing Selling Shareholder Entity (if any):

(g)                Name of Entity Managing such Managing Entity (if any):

(h)                Name(s) of Natural Person(s) Having Voting or Investment Control Over the Shares Held by Selling Shareholder Entity:

5.                   Ownership of the Company’s Securities. This question covers beneficial ownership of the Company’s securities. Please consult Annex A to this Questionnaire for information as to the meaning of “beneficial ownership.” State (a) the number of the Company’s Common Shares that the selling shareholder beneficially owned as of the date this Questionnaire is signed and (b) the number of the Company’s Common Shares that the selling shareholder wishes to have registered for resale in the Registration Statement:

(a)                Number of common shares and preferred shares owned:

(b)                Number of common shares owned to be registered for resale in the Registration Statement:

(c)                In addition to the securities identified in paragraphs (a) and (b) of this question, please identify any additional equity securities of the Company as to which there is any arrangement under which you have the right to receive any economic benefits of those securities.

6.                   Broker-Dealer Status.

(a)	Is the selling shareholder a broker-dealer?	___ Yes	___ No

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(b)

If the answer to Section 6(a) is “yes,” did the selling shareholder receive the Registrable Securities as compensation for investment banking services to the Company?

Note: If the answer to 6(b) is “no,” SEC guidance has indicated that the selling shareholder should be identified as an underwriter in the Registration Statement.

	___ Yes	___ No

(c)	Is the selling shareholder an affiliate of a broker-dealer?	___ Yes	___ No

(d)

If the selling shareholder is an affiliate of a broker-dealer, does the selling shareholder certify that it purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, the selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Note: If the answer to 6(d) is “no,” SEC guidance has indicated that the selling shareholder should be identified as an underwriter in the Registration Statement.

	___ Yes	___ No

7.                   Plan of Distribution. The undersigned has reviewed the proposed “Plan of Distribution” or “Underwriting” section in the Registration Statement or an applicable prospectus supplement and agrees that the statements contained therein reflect its intended method(s) of distribution or, to the extent these statements are inaccurate or incomplete, the undersigned has communicated in writing to one of the parties listed above its signature any changes to the proposed “Plan of Distribution” that are required to make these statements accurate and complete.

___ (Please insert an “X” to the left if you have made any changes)

8.                   Reliance on Responses. The undersigned acknowledges and agrees that the Company and its legal counsel shall be entitled to rely on its responses in this Questionnaire in all matters pertaining to the Registration Statement and the sale of any Registrable Securities pursuant to the Registration Statement.

The undersigned hereby acknowledges and is advised of the SEC’s Compliance and Disclosure Interpretation 239.10 (below) regarding short selling:

An Issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock “against the box” and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement become effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

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By returning this Questionnaire, the undersigned will be deemed to be aware of the foregoing interpretation.

If the Company is required to file a new or additional registration statement to register Registrable Securities beneficially owned by the selling shareholder, the undersigned hereby agrees to complete and return to the Company, upon the request of the Company, a new Questionnaire (in a form substantially similar to this Questionnaire).

The selling shareholders understand that they are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the actions of the selling shareholders and their respective affiliates.

If the selling shareholder transfers all or any portion of its Registrable Securities after the date on which the information in this Questionnaire is provided to the Company, the undersigned hereby agrees to notify the transferee(s) at the time of transfer of its rights and obligations hereunder.

By signing below, the undersigned represents that the information provided herein is accurate and complete. The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective.

By signing below, the undersigned consents to the disclosure of the information contained herein and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE

The undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated: ___________________	Beneficial Owner: _____________________________ By___________________________ Name:________________________ Title:_________________________

AS SOON AS POSSIBLE, PLEASE E-MAIL A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Stock Yards Bancorp, Inc. P.O. 32890 Louisville, KY 40232 Telephone: (502) 625-2564 Fax: (502) 625-0848 Attention: Craig Bradley Email: Craig.Bradley@syb.com

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Annex A

Definition of “Beneficial Ownership”

1.       A “Beneficial Owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(a) Voting power which includes the power to vote, or to direct the voting of, such security; and/or

(b) Investment power which includes the power to dispose, or direct the disposition of, such security.

Please note that either voting power or investment power, or both, is sufficient for you to be considered the beneficial owner of shares.

2.       Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of the federal securities acts shall be deemed to be the beneficial owner of such security.

3.       Notwithstanding the provisions of paragraph (1), a person is deemed to be the “beneficial owner” of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including but not limited to any right to acquire: (a) through the exercise of any option, warrant or right; (b) through the conversion of a security; (c) pursuant to the power to revoke a trust, discretionary account or similar arrangement; or (d) pursuant to the automatic termination of a trust, discretionary account or similar arrangement; provided, however, any person who acquires a security or power specified in (a), (b) or (c) above, with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise or conversion of such security or power.

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Appendix C

REGISTRATION RIGHTS AGREEMENT JOINDER

[Signature Page to Registration Rights Agreement]

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [ ], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Stock Yards Bancorp, Inc., a Kentucky corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

By executing and delivering the Joinder, each Holder shall have irrevocably authorized and appointed Darrell R. Wells (the “Holder Representative”) as each Person’s representative and attorney-in-fact to act on behalf of such Holder with respect to the Registration Rights Agreement, and to take any and all actions and make any decisions required or permitted to be taken by Holder Representative pursuant to the Registration Rights Agreement, including the exercise of the power to:

(a)                give and receive notices and communications;

(b)                execute and deliver all documents necessary or desirable to carry out the intent of the Registration Rights Agreement;

(c)                make all elections or decisions contemplated by the Registration Rights Agreement;

(d)                engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Holder Representative in complying with its duties and obligations; and

(e)                take all actions necessary or appropriate in the good faith judgment of Holder Representative for the accomplishment of the foregoing.

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The Company shall be entitled to deal exclusively with Holder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holder Representative, and on any other action taken or purported to be taken on behalf of any Holder by Holder Representative, as being fully binding upon such Person. Notices or communications to or from Holder Representative shall constitute notice to or from each of the Holders. Any decision or action by Holder Representative hereunder, including any agreement between Holder Representative and the Company relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Holders and shall be final, binding and conclusive upon each such Person. No Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Joinder, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Holders, or by operation of law, whether by death or other event.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ___________________, 2021.

____________________________________
Signature of Shareholder

____________________________________
Print Name of Shareholder

Address:
____________________________________
____________________________________

Agreed and Accepted as of ____________, 2021

Stock Yards Bancorp, Inc. _______________________________ By: James A. Hillebrand
Its: Chief Executive Officer

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Exhibit E

Form of Investor Agreement

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INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT(this “Agreement”) is entered into as of August 3, 2021, among STOCK YARDS BANCORP, INC., a Kentucky corporation (“SYBT”) and those shareholders of CBI (as defined below) whose names appear on the signature page of this Agreement and who beneficially own or control shares of common stock of COMMONWEALTH BANCSHARES, INC., a Kentucky corporation (“CBI”) (such shareholders are collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder”).

RECITALS

A. As of the date hereof, each Principal Shareholder is the beneficial owner of the number of shares of CBI’s common stock, no par value per share (“CBI Common Stock”), as is set forth opposite the Principal Shareholder’s name on the signature page attached hereto;

B. SYBT has entered into an Agreement and Plan of Merger dated as of August 3, 2021 (the “Merger Agreement”), among SYBT, H. Troutman Merger Subsidiary, Inc., a wholly-owned subsidiary of SYBT (“Merger Subsidiary”), and CBI pursuant to which SYBT will acquire CBI by means of a merger of Merger Subsidiary with and into CBI (the “Merger”);

C. As part of the consideration to be received in the Merger, each Principal Shareholder will receive shares of SYBT common stock, no par value per share (“SYBT Common Stock”), in exchange for its shares of CBI Common Stock;

D. The Principal Shareholders have indicated a desire to be long-term holders of the SYBT Common Stock and to have a role in identifying a person for service on the SYBT Board of Directors (the “Board”);

E. SYBT has indicated a desire to elect a Mutually Acceptable Director (as defined herein) to the Board and to include such Mutually Acceptable Director on each slate of nominees for election to the Board proposed by management of SYBT, to recommend election of such nominee to the shareholders of SYBT and otherwise use reasonable best efforts to cause such nominee to be elected to the Board;

F. The respective board of directors of each of SYBT and CBI has adopted a resolution approving the Merger Agreement and the transactions contemplated thereby; and

G. Pursuant to the Merger Agreement, it is a condition to SYBT’s obligation to consummate the Merger that each of the Principal Shareholders have entered into this Agreement with SYBT.

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AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and that are not otherwise specifically defined herein) are used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 8.6 of the Merger Agreement. For purposes of this Agreement, the terms “beneficially own” or “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For purposes of this Agreement, an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person.

Section 2. Representations and Warranties. Each Principal Shareholder represents and warrants that as of the date hereof:

(a) the Principal Shareholder owns beneficially and of record the number of shares of CBI Common Stock as is set forth opposite the Principal Shareholder’s name on the signature page attached hereto;

(b) neither the execution nor delivery of this Agreement by the Principal Shareholder nor the Principal Shareholder’s compliance with the terms of this Agreement will (i) to the knowledge of the Principal Shareholder, require the Principal Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Principal Shareholder, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Principal Shareholder, or (iv) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust;

(c) except with respect to the Support Agreement as may have been executed in connection with the Merger Agreement, the Principal Shareholder’s shares of CBI Common Stock, and the SYBT Common Stock to be received in the Merger, are not, with respect to the voting or transfer of the shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust; and

(d) the Principal Shareholder has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of the Principal Shareholder, and is enforceable against the Principal Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

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Section 3. Lock-Up Agreement.

(a)       Each Principal Shareholder hereby agrees that the Principal Shareholder (i) will not, at any time, directly or indirectly, without the prior written consent of SYBT, Transfer any shares of SYBT Common Stock the Principal Shareholder received in the Merger during the ninety (90) consecutive day period commencing on the Closing Date (the “Initial Lock-Up Period”), and (ii) will not, either individually or collectively with the other Principal Shareholders, at any time, directly or indirectly, without the prior written consent of SYBT, Transfer any shares of SYBT Common Stock the Principal Shareholder received in the Merger in an amount in excess of one percent (1%) of the issued and outstanding shares of SYBT Common Stock during any calendar quarter commencing on the first day of the calendar quarter immediately following the end of the Initial Lock-Up Period and continuing until the termination of this Agreement (the “Extended Lock-Up Period”; together with the Initial Lock-Up Period, the “Lock-Up Period”); provided that the restrictions in this Section 3(a)(ii) shall not apply to (x) any block trade in compliance with this Section 3(a) or (y) any Transfer of shares pursuant to the Underwritten Shelf Takedown and/or the Piggyback Registration (as each is defined in the Registration Rights Agreement). During the Lock-Up Period, a Principal Shareholder may request in writing that SYBT consider engaging in a block trade transaction pursuant to which SYBT would purchase shares of SYBT Common Stock from the Principal Shareholder upon mutually agreed terms (“Block Trade Request”). SYBT shall consider and promptly respond to any Block Trade Request; provided that SYBT shall have no obligation to engage in a block trade transaction with any Principal Shareholder, and each Principal Shareholder acknowledges that without the prior written consent of SYBT, which consent shall not be unreasonably conditioned, withheld or delayed, the Principal Shareholder may not engage in a block trade transaction during the Lock-Up Period with any party other than SYBT.

(b)       The restrictions set forth in this Section 3 shall not apply to Transfers of SYBT Common Stock the Principal Shareholders received in the Merger to any affiliate or immediate family member of the Principal Shareholders, or to a trust for the benefit of the Principal Shareholders or any affiliate or immediate family member of the Principal Shareholders; provided, that the Principal Shareholder and the proposed transferee provide notice to SYBT of the Transfer and the transferee executes a binding joinder to this Agreement. Further, each Principal Shareholder agrees and consents to the entry of stop transfer instructions with SYBT and its transfer agent and registrar against the Transfer in violation of this Agreement of shares of SYBT Common Stock acquired by the Principal Shareholder in the Merger. In furtherance of the foregoing, SYBT is hereby authorized to decline to make or authorize any Transfer of securities if the Transfer would constitute a violation or breach of this Agreement. For purposes of this Agreement, “Transfer” means to offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of SYBT Common Stock or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. For purposes of this Agreement, all shares of SYBT Common Stock acquired by the Principal Shareholders in the Merger which are Transferred for the account of any and all Principal Shareholders during any calendar quarter shall be aggregated for the purpose of determining the limitation on the amount of securities Transferred.

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(c)       The restrictions set forth in this Section 3 shall apply to Transfers of SYBT Common Stock the Principal Shareholders received in the Merger pursuant to an effective registration statement of SYBT as set forth in the Registration Rights Agreement between the parties, except for Transfers pursuant to permitted block trades and the Underwritten Shelf Takedown and the Piggyback Registration (as each is defined in the Registration Rights Agreement).

Section 4. Status as SYBT “Insider.”

(a) Each Principal Shareholder hereby acknowledges receipt of SYBT’s “Insider Trading Policy for Director/Executive Management” (as it may be amended from time to time, the “Policy”). Each Principal Shareholder agrees that the Principal Shareholder, for itself and its affiliates, will comply with the Policy’s requirements, including those restrictions regarding trading windows and also material, nonpublic information), as if the Principal Shareholder were an “Insider” as defined in the Policy (except that by reason of execution of this Agreement, the Principal Shareholder will not be subject to the Policy’s provisions related to Section 16 of the Exchange Act).

(b) With respect to the prohibition on a pledge of SYBT securities as collateral for a loan set forth in the Policy, each of the Principal Shareholders may pledge such Buyer securities as collateral for a loan from a commercial bank with more than $5 billion in assets, provided that the proposed loan satisfies the following criteria: (i) a maximum loan-to-value ratio of 60% during the term of the loan, (ii) the Principal Shareholder covenants that during the term of the loan the Principal Shareholder will maintain an unencumbered amount of cash and marketable securities (excluding SYBT Common Stock) equal to 25% of the amount outstanding on the loan, (iii) the Principal Shareholder shall provide an annual personal financial statement to SYBT along with a certification that the loan continues to satisfy this Section 4(b) criteria, (iv) the pledgee consents to be bound by the provisions of Section 6 of this Agreement before the sale of any pledged SYBT Common Stock, and (v) the Principal Shareholder provides at least five business days prior notice to SYBT before the proposed execution of documents evidencing the proposed pledge and agrees to consider in good faith any comments of SYBT with respect to the proposed pledge. The pledgee will not be required to be bound by the volume limitations on Transfers set forth in this Agreement. Any pledge in accordance with the terms of this Section 4(b) will not constitute a Transfer for purposes of the volume limitations set forth in this Agreement.

Section 5. Identification of Mutually Acceptable Director.

(a)       During the term of this Agreement, the Principal Shareholders shall have the opportunity to identify a qualified individual designated by the Principal Shareholders to serve as a member of the Board; provided, however that the parties reasonably and mutually agree on the individual (the “Mutually Acceptable Director”) pursuant to the provisions of this Section 5. The parties agree to act in good faith with respect to their obligations under this Section 5 and take no action to circumvent the intent hereof or to unfairly deprive the other party of its rights hereunder. The initial Mutually Acceptable Director will be Laura L. Wells, who shall be elected to the Board immediately following the Closing Date subject to the applicable governing documents for such Board service (e.g., Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, as applicable). If the Mutually Acceptable Director is willing to serve, subject to the annual review and nomination process applicable to all members of the Board by the Board’s nominating and corporate governance committee (the “Committee”), SYBT agrees to include the Mutually Acceptable Director on the slate of nominees to be elected to the Board, to recommend the election of the Mutually Acceptable Director to the shareholders of SYBT and otherwise use its reasonable best efforts to cause the Mutually Acceptable Director to be elected to the Board.

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(b)       If the Mutually Acceptable Director resigns, dies, is unwilling or unable to serve, does not successfully complete the annual review and nomination process, or is not elected to the Board by SYBT’s shareholders, with respect to the Board seat held by the Mutually Acceptable Director, Darrell R. Wells and Margaret C. Wells (or either of them if the other shall become disabled or die), on behalf of the Principal Shareholders, will recommend to the Committee a qualified individual (the “Nominee”) to serve as a member of the Board. If the Committee and the Board concur that the Nominee reasonably qualifies, subject to applicable governing documents, for such Board service, then the Board will take the action necessary (i) to appoint the Nominee to the Board to fill the applicable vacancy if the incumbent Mutually Acceptable Director has resigned or died or (ii) to cause the Nominee to be submitted to the shareholders at the next annual meeting of shareholders with the Board’s recommendation for election if the incumbent Mutually Acceptable Director has announced the intention not to seek re-election. Upon either such appointment or election, the Nominee shall become the Mutually Acceptable Director.

Section 6. Standstill Covenant. Each Principal Shareholder hereby agrees that during the term of this Agreement, without the prior written consent of SYBT, the Principal Shareholder will not, and will not permit its affiliates to: (a) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any equity securities of SYBT if the aggregate amount of shares of SYBT Common Stock beneficially owned by the Principal Shareholders would be equal to or exceed 10% of the issued and outstanding shares of SYBT Common Stock; (b) form, join or in any way participate in, or enter into any agreement, arrangement or understanding with, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any equity or equity-linked or voting securities of SYBT except if all members of the group are Principal Shareholders; (c) commence any tender or exchange offer for any equity securities of SYBT or rights as to any securities of SYBT; (d) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of SYBT or its Subsidiaries or any acquisition transaction for all or part of the assets of SYBT or its Subsidiaries or any of their respective business or any recapitalization, restructuring, change in control or similar extraordinary transaction involving SYBT or its Subsidiaries; (e) call or seek to call a meeting of the shareholders of SYBT or initiate any shareholder proposal for action by shareholders of SYBT; (f) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities except for other Principal Shareholders; (g) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (h) request that SYBT amend, waive or otherwise consent to any action inconsistent with any provision of this Section 6; (i) nominate, seek to nominate or propose any person for election to the Board except as otherwise set forth in this Agreement; (j) seek to amend the Articles of Incorporation of SYBT or the Bylaws of SYBT; (k) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (l) expressly take an initiative with respect to SYBT which could require SYBT to make a public announcement regarding (i) such initiative or (ii) any of the foregoing activities.

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Section 7. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earliest of: (a) the date the Merger Agreement is terminated pursuant to a provision of Article VII thereof, as the termination provisions may be amended by SYBT and CBI from time to time; (b) following the Closing, the date upon which the Principal Shareholders beneficially own in the aggregate less than 5% of the issued and outstanding shares of SYBT Common Stock; (c) following the Closing, the date which is 60 days after there is no Mutually Acceptable Director serving on the Board; and (d) the date which is the fifth anniversary date of the Closing.

Section 8. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of the amendment, modification or supplement by SYBT and all of the Principal Shareholders.

Section 9. Entire Agreement; Headings. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10. Informed Action. Each Principal Shareholder acknowledges that the Principal Shareholder has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that the Principal Shareholder has received a copy of the form of Merger Agreement and is familiar with its terms.

Section 11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 12. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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Section 13. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

Section 14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any applicable conflicts of law. Each party (i) agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the federal or state courts located in Louisville, Jefferson County, Kentucky (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (ii) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (iii) waives any objection to laying venue in any action or proceeding in the Chosen Courts, (iv) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (v) agrees that service of process upon any party in any action or proceeding will be effective if notice is given in accordance with Section 17. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.

Section 15. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of SYBT, and its successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by SYBT, and then only to an affiliate of SYBT.

Section 16. Specific Performance. Each Principal Shareholder agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed by the Principal Shareholder in accordance with their specific terms or were otherwise breached. Accordingly, in addition to the agreements set forth in Section 14, each Principal Shareholder agrees that SYBT will be entitled to seek an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which SYBT is entitled at law or in equity, and that the Principal Shareholder waives the posting of any bond or security in connection with any proceeding related thereto.

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Section 17. Notice. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to SYBT, to:

Stock Yards Bancorp, Inc.

P.O. 32890

Louisville, KY 40232

Telephone: (502) 625-2564

Fax: (502) 625-0848

Attention: Craig Bradley

With copy to:

Frost Brown Todd LLC

400 W Market St #3200,

Louisville, KY 40202

Telephone: 502-568-0221

Fax: 502-581-1087

Attention: R. James Straus

If to a Principal Shareholder, to:	the address set forth below the Principal Shareholder’s name on the signature page to this Agreement.

or to such other Person or place as the Principal Shareholder shall furnish to SYBT or SYBT shall furnish to the Principal Shareholders in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 17, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.

Section 18. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND

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UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

STOCK YARDS BANCORP, INC.

By: _______________________________

Name: James A. Hillebrand

Title: Chief Executive Officer

[Signature Page to Investor Agreement]

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PRINCIPAL SHAREHOLDERS	SHARES OWNED

Darrell R. Wells	1,601,571
4350 Brownsboro Rd. STE 310
Louisville, KY 40207

Darrell R. Wells

Margaret C. Wells	236,860
4350 Brownsboro Rd. STE 310
Louisville, KY 40207

Margaret C. Wells

Darrell R. Wells Trust	34,429
4350 Brownsboro Rd. STE 310
Louisville, KY 40207

By: Commonwealth Bank & Trust Company, Co-Trustee

By:
Name:
Title:

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Attachment A

Specified CBI Shareholders

Darrell R. Wells

Margaret C. Wells

Robert C. Gatewood

James E. Mason

Garrett W. Dering

Laura L. Wells

John W. Key

Michael Dugle

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